Execution version

MERGER AND SHARE EXCHANGE AGREEMENT

by and among

INFINITY CROSS BORDER ACQUISITION CORPORATION,

a British Virgin Islands company, as the Parent,

GLORI ACQUISITION CORP.,

a Delaware corporation, as the Purchaser,

GLORI MERGER SUBSIDIARY, INC.,

a Delaware corporation, as Merger Sub,

INFINITY-C.S.V.C. MANAGEMENT LTD.,

as the INXB Representative,

and

GLORI ENERGY INC.,

a Delaware corporation, as the Company

Dated as of January 8, 2014

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(continued)

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(continued)

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(continued)

EXHIBITS
Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Termination and Release Agreement
Exhibit D	Form of Employment Agreement
Exhibit E	Form of Company Warrant Termination Agreement

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MERGER AND SHARE EXCHANGE AGREEMENT

This Merger and Share Exchange Agreement (this “Agreement”) is made and entered into as of January 8, 2014 by and among Infinity Cross Border Acquisition Corporation, a British Virgin Islands business company with limited liability (the “Parent”), Glori Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Purchaser”), Glori Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”), Infinity-C.S.V.C. Management Ltd. in its capacity as the representative from and after the Transaction Effective Time (as defined below) for the stockholders of the Purchaser as of immediately prior to the Transaction Effective Time in accordance with the terms and conditions of this Agreement (the “INXB Representative”), and Glori Energy Inc., a Delaware corporation (the “Company”). The Parent, the Purchaser, Merger Sub, the INXB Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

WITNESSETH:

A.           The Company, directly and indirectly through its subsidiaries, provides proprietary microbial biotechnology to oil and gas producers to increase recoverable oil;

B.           The Parent owns all of the issued and outstanding shares of equity securities of the Purchaser, which was formed for the sole purpose of the merger of the Parent with and into the Purchaser, in which the Purchaser will be the surviving corporation (the “Redomestication Merger”);

C.           Purchaser owns all of the issued and outstanding shares of equity securities of Merger Sub, which was formed for the sole purpose of the Transaction Merger (as defined below);

D.           The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Transaction Merger”), as a result of which all of the issued and outstanding capital stock and warrants of the Company, immediately prior to the Transaction Effective Time (as defined herein), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate or other instrument previously representing any such shares or warrants shall thereafter represent the right to receive a Pro Rata Share (as defined herein) of the Merger Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (as amended, the “DGCL”), all in accordance with the terms of this Agreement;

E.           The Redomestication Merger and the Transaction Merger are part of the same integrated transaction, with the Redomestication Merger occurring immediately prior to the Transaction Merger (the Redomestication Merger and the Transaction Merger are collectively referred to herein as the “Transactions”); and

F.           Certain capitalized terms used herein are defined in Article XII hereof.

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NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

REDOMESTICATION MERGER

1.1           Redomestication Merger. At the Redomestication Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the BVI Business Companies Act, 2004, as amended (“BVI Law”), and the DGCL, respectively, the Parent and the Purchaser shall consummate the Redomestication Merger, pursuant to which the Parent shall be merged with and into the Purchaser, following which the separate corporate existence of the Parent shall cease and the Purchaser shall continue as the surviving corporation. The Purchaser as the surviving corporation after the Redomestication Merger is hereinafter sometimes referred to as the “Redomestication Surviving Corporation”.

1.2           Redomestication Effective Time. The Parties hereto shall cause the Redomestication Merger to be consummated by filing a Certificate of Merger for the merger of the Parent with and into the Purchaser (the “Redomestication Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, and a Plan of Merger for the merger of the Parent with and into the Purchaser (the “Redomestication Plan of Merger”) (and other documents required by BVI Law) with the Registry of Corporate Affairs in the British Virgin Islands, in accordance with the relevant provisions of the BVI Law (the time of such filings, or such later time as specified in the Redomestication Certificate of Merger and the Redomestication Plan of Merger, being the “Redomestication Effective Time”).

1.3           Effect of the Redomestication Merger. At the Redomestication Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Redomestication Certificate of Merger, the Redomestication Plan of Merger and the applicable provisions of the DGCL and BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Parent and the Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Redomestication Surviving Corporation (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Redomestication Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent and the Purchaser set forth in this Agreement to be performed after the Redomestication Effective Time.

1.4           Memorandum and Articles of Association. At the Redomestication Effective Time, the memorandum and articles of association of the Parent, as in effect immediately prior to the Redomestication Effective Time, shall cease and the Certificate of Incorporation and By-Laws of the Purchaser, as amended and restated as set forth in the Redomestication Plan of Merger (such amendment and restatement subject to the consent of the Company, not to be unreasonably withheld, delayed or conditioned), shall be the Certificate of Incorporation and By-Laws of the Redomestication Surviving Corporation.

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1.5           Directors and Officers of the Redomestication Surviving Corporation. Immediately after the Redomestication Effective Time and prior to the Closing, the board of directors and executive officers of the Redomestication Surviving Corporation shall be the board of directors and executive officers of the Parent immediately prior to the Redomestication Merger.

1.6           Effect on Issued Securities of Parent.

(a)          Conversion of Parent Ordinary Shares.

(i)          At the Redomestication Effective Time, every issued and outstanding Parent Unit shall be automatically detached and the holder thereof shall be deemed to hold one Parent Ordinary Share and one Parent Public Warrant. At the Redomestication Effective Time, every issued and outstanding Parent Ordinary Share (other than those described in Section 1.6(e) below) shall be converted automatically into one share of Purchaser Common Stock, following which, all Parent Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing Parent Ordinary Shares outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate previously evidencing Parent Ordinary Shares shall be exchanged for a certificate representing the same number of shares of Purchaser Common Stock upon the surrender of such certificate in accordance with Section 1.7.

(ii)         Each certificate formerly representing Parent Ordinary Shares (other those described in Section 1.6(e) below) shall thereafter represent only the right to receive the same number of shares of Purchaser Common Stock. Each certificate formerly representing Parent Ordinary Shares owned by holders of Parent Ordinary Shares who have validly elected to dissent from the Redomestication Merger pursuant to Section 179(5) of the BVI Law shall thereafter represent only the right to receive fair value for their Parent Ordinary Shares.

(b)          Parent Public Warrants. At the Redomestication Effective Time, each of the outstanding Parent Public Warrants shall be converted into one Purchaser Public Warrant. At the Redomestication Effective Time, the Parent Public Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Public Warrants. At or prior to the Redomestication Effective Time, the Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser Public Warrants remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such Purchaser Public Warrants.

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(c)          Parent Sponsor/EBC Warrants. At the Redomestication Effective Time, each of the outstanding Parent Sponsor/EBC Warrants shall be converted into one Purchaser Sponsor/EBC Warrant. At the Redomestication Effective Time, the Parent Sponsor/EBC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser Sponsor/EBC Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Sponsor/EBC Warrants. At or prior to the Redomestication Effective Time, the Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser Sponsor/EBC Warrants remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such Purchaser Sponsor/EBC Warrants.

(d)          Parent UPO. At the Redomestication Effective Time, the Parent UPO shall be terminated and cancelled in full and in exchange therefore, EBC, as the holder thereof, shall receive one hundred thousand (100,000) shares of Purchaser Common Stock in accordance with the terms of the Parent UPO Termination Agreement.

(e)          Cancellation of Parent Ordinary Shares Owned by Parent. At the Redomestication Effective Time, if there are any Parent Ordinary Shares that are owned by the Parent as treasury shares or any Parent Ordinary Shares owned by any direct or indirect Subsidiary of the Parent immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f)          Transfers of Ownership. If any certificate for securities of the Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of the Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the Purchaser or any agent designated by it that such tax has been paid or is not payable.

(g)          No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Redomestication Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7           Surrender of Parent Certificates. All securities issued upon the surrender of Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

1.8           Lost, Stolen or Destroyed Parent Certificates. In the event any certificates shall have been lost, stolen or destroyed, the Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.7; provided, however, that the Redomestication Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Redomestication Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

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1.9           Section 368 Reorganization. For U.S. federal income tax purposes, the Redomestication Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby (a) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify as a reorganization under Section 368 of the Code.

1.10         Taking of Necessary Action; Further Action. If, at any time after the Redomestication Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Redomestication Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and the Purchaser, the officers and directors of the Parent and the Purchaser are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11         Agreement of Fair Value. The Parent and the Purchaser respectively agree that they consider the consideration payable for the Parent Ordinary Shares to represent the fair value of such Parent Ordinary Shares.

Article II

TRANSACTION MERGER

2.1           Transaction Merger. At the Transaction Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Transaction Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Transaction Merger, is hereinafter sometimes referred to as the “Transaction Surviving Corporation”.

2.2           Transaction Effective Time. The Parties hereto shall cause the Transaction Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “Transaction Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, (the time of such filing, or such later time as specified in the Transaction Certificate of Merger, being the “Transaction Effective Time”); provided, however, that the Transaction Effective Time shall not be earlier than one minute after the Redomestication Effective Time.

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2.3           Effect of the Transaction Merger. At the Transaction Effective Time, the effect of the Transaction Merger shall be as provided in this Agreement, the Transaction Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Transaction Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Transaction Surviving Corporation, which shall include the assumption by the Transaction Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Transaction Effective Time.

2.4           Certificate of Incorporation. At the Transaction Effective Time, the Company Charter as in effect immediately prior to the Transaction Effective Time, shall cease and the Certificate of Incorporation and By-Laws of Merger Sub, as in effect immediately prior to the Transaction Effective Time, shall be the charter documents of the Transaction Surviving Corporation.

2.5           Directors and Officers of the Transaction Surviving Corporation. Immediately after the Transaction Effective Time and prior to the Closing, the board of directors and executive officers of the Transaction Surviving Corporation shall be the board of directors and executive officers of Merger Sub immediately prior to the Transaction Merger.

2.6           [Intentionally omitted]

2.7           Merger Consideration. As consideration for the Transaction Merger, the Company Stockholders and the Company Warrantholders collectively shall be entitled to receive from the Purchaser at the Closing an aggregate consideration of twenty-two million, nine hundred fifty-three thousand, four hundred thirty-two (22,953,432) shares of newly issued Purchaser Common Stock (the “Merger Consideration”), with each Company Holder receiving the percentage of the Merger Consideration that is equal to (a) the sum of (i) the total number of shares of Company Common Stock held by such Company Holder (including all shares of Company Common Stock into which such Company Holder has the right to convert any Company Preferred Stock held by such Company Holder, calculated on a Convertible Basis) plus (ii) in accordance with the terms of the applicable Company Warrant Termination Agreement, a number equal to the number of shares of Company Common Stock which such Company Holder has the right to acquire under any Company Warrant owned by such Company Holder (including any right under such Company Warrant to acquire Company Preferred Stock calculated on a Convertible Basis, as amended by the Company Warrant Termination Agreement), divided by (b) a number equal to the sum of (i) the total number of shares of Company Common Stock (including all of the issued and outstanding Company Preferred Stock calculated on a Convertible Basis and excluding any Company Securities described in Section 2.8(b)) plus (ii) a number equal to the number of shares of Company Common Stock which can be acquired under all outstanding Company Warrants (including any rights under Company Warrants to acquire Company Preferred Stock calculated on a Convertible Basis as amended by the Company Warrant Termination Agreements) (such percentage, a Company Holder’s “Pro Rata Share”), with the results of such calculations based on the interests of the Company Holders projected as of April 15, 2014 being set forth on Schedule 2.7 hereto, which Schedule 2.7 the Parties agree to update prior to the Closing for any changes in the interests of the Company Holders or the Company’s capitalization (including for changes in applicable conversion ratios of Company Preferred Stock to Company Common Stock and for additional accrued dividends) during the Interim Period that is permitted by the terms of this Agreement, including Section 6.3 hereof; provided, that the Merger Consideration is subject to the withholding of the Escrow Shares that are deposited in the Escrow Account in accordance with Section 2.15. The Escrow Shares (and any dividends, distributions or other income thereon, which dividends, distributions and other income, for the avoidance of doubt, shall not be Merger Consideration) (collectively, the “Escrowed Property”) shall be released or distributed from the Escrow Account subject to and in accordance with Section 2.15 and the Escrow Agreement, with each Company Holder receiving its Pro Rata Share of such Escrowed Property. For the avoidance of doubt, the number of shares of Company Common Stock which can be acquired under the Company Warrants as amended by the Company Warrant Termination Agreements takes into account the exercise price of such Company Warrants.

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2.8           Effect of Transaction Merger on Company Securities. At the Transaction Effective Time, by virtue of the Transaction Merger and without any action on the part of any Party or any Company Holders or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a)          Company Stock. Subject to clause (b) below, all shares of Company Stock issued and outstanding immediately prior to the Transaction Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive the Merger Consideration, with each Company Stockholder receiving their Pro Rata Share of the Merger Consideration (including upon and subject to its release from the Escrow Account for the benefit of the Company Holders in accordance with this Agreement and the Escrow Agreement, the Escrowed Property) with respect to their shares of Company Stock, without interest, upon surrender of their Company Certificates and delivery of a Lock-Up Agreement in accordance with Section 2.9. All shares of Company Preferred Stock will be treated on a Convertible Basis. As of the Transaction Effective Time, each Company Stockholder shall cease to have any other rights with respect to the Company Stock, except the rights set forth in Section 2.12 below or as otherwise required under applicable Law.

(b)          Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Transaction Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Transaction Effective Time, such Company Securities shall be canceled and extinguished without any conversion thereof or payment therefor.

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(c)          Company Warrants. Each outstanding Company Warrant shall be cancelled, retired and terminated and cease to represent a right to acquire shares of Company Stock and automatically converted into the right to receive such Company Warrantholder’s Pro Rata Share of the Merger Consideration (including, upon and subject to its release from the Escrow Account for the benefit of the Company Holders in accordance with this Agreement and the Escrow Agreement, the Escrowed Property) with respect to such Company Warrant, as more fully described in Section 2.7 and in accordance with the terms of the Company Warrant Termination Agreement, upon delivery of a Lock-Up Agreement in accordance with Section 2.9. All Company Warrants to acquire Company Preferred Stock will be treated on a Convertible Basis.

(d)          Company Options. As of the Transaction Effective Time, by virtue of the Transaction Merger, each Company Option that is outstanding and unexercised immediately prior to the Transaction Effective Time, shall be assumed by the Purchaser and shall be converted into a right (an “Adjusted Option”) to acquire Purchaser Common Stock in accordance with this Section 2.8(d). Each such Adjusted Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Transaction Effective Time, including the same vesting schedule as the applicable Company Option (and no Company Option shall have its vesting accelerated in connection with the consummation of the transactions contemplated by this Agreement) (provided, that no Adjusted Options shall be exercisable prior to the earlier to occur of (i) the one (1) year anniversary of the Closing Date or (ii) sixty (60) days after the Company Option holder’s termination of employment or termination of service with the Purchaser and its “affiliates” (within the meaning of the Company Stock Plan)), except that as of the Transaction Effective Time, the Adjusted Option as so assumed and converted shall be exercisable for that number of whole shares of Purchaser Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option multiplied by (y) the Exchange Ratio, at an exercise price per share of Purchaser Common Stock (rounded up to the nearest whole cent) equal to the quotient of (a) the exercise price per share of Company Common Stock of such Company Option, divided by (b) the Exchange Ratio; provided that the exercise price and/or the number of shares of Purchaser Common Stock  that may be purchased under the Adjusted Option shall be further adjusted to the extent required to remain compliant with, or exempt from, the requirements of Section 409A of the Code; and provided further, that in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, the exercise price and the number of shares of Purchaser Common Stock subject to the Adjusted Option shall be determined in a manner consistent with the requirements of Section 424 of the Code and the Department of Treasury Regulations issued thereunder. Further, with respect to three percent (3%) of the shares which can be acquired under each Adjusted Option (such 3%, the “Reserved Portion”), in addition to the above-described exercisability restrictions applicable to the Adjusted Option, the Reserved Portion shall (A) in no event be exercisable until after the Expiration Date, (B) immediately after 11:59 p.m. New York City time on the Expiration Date, the Reserved Portion shall be forfeited in the same proportion that the number of Escrow Shares that are not released from the Escrow Account to the Exchange Agent for distribution to Company Holders, net of the number of Escrow Shares retained for Pending Claims, bears to the aggregate number of Escrow Shares deposited in the Escrow Account at the Closing (subject to equitable adjustment for stock dividends, recapitalizations, stock exchanges and other similar transactions) and (C) with respect to the portion of the Reserved Portion equal to the number of Escrow Shares retained after the Expiration Date for Pending Claims divided by the aggregate number of Escrow Shares deposited in the Escrow Account at the Closing (subject to equitable adjustment for stock dividends, recapitalizations, stock exchanges and other similar transactions) (the “Pending Reserved Portion”), (I) such Pending Reserved Portion shall continue to not be exercisable until after the final resolution of all Pending Claims, and (II) upon the final resolution of all Pending Claims, the Pending Reserved Portion shall be forfeited in the same proportion that the number of Escrow Shares that were retained for Pending Claims that are not released from the Escrow Account to the Exchange Agent for distribution to Company Holders (or, to the extent required by Section 2.9(h), to the Purchaser for distribution to such Company Holders) bears to the aggregate number of Escrow Shares that were retained for Pending Claims. For the avoidance of doubt, the period of exercisability of an Adjusted Option, including the Reserved Portion, shall not be extended. For purposes of this Agreement, “Exchange Ratio” means the ratio at which a share of Company Common Stock is exchanged for shares of Purchaser Common Stock at the Transaction Effective Time, as calculated pursuant to Section 2.7. From and after the Transaction Effective Time, (i) all references to the Company (including any references relating to a “Sale Event” involving the Company) in the Company Stock Plan and in each agreement evidencing any outstanding award of Company Options shall be deemed to refer to the Purchaser and (ii) the aggregate number of awards permitted to be issued or granted under the Company Stock Plan shall be adjusted to an amount equal to (A) the aggregate number of shares subject to awards permitted to be issued or granted under the Company Stock Plan immediately prior to the Transaction Effective Time multiplied by (B) the Exchange Ratio. Prior to the Transaction Effective Time, the Company Stock Plan shall be amended, to the extent necessary, to reflect the transactions contemplated by this Section 2.8(d), including the conversion of the Company Options and the substitution of the Purchaser for the Company thereunder to the extent appropriate to effectuate the assumption of such Company Stock Plan by the Purchaser.  Promptly after the Closing, the Purchaser shall take all action necessary or appropriate in accordance with applicable securities Laws to have available for issuance under an effective registration statement filed with the SEC a sufficient number of shares of Purchaser Common Stock for delivery upon exercise or vesting of the Adjusted Options.  As of the Transaction Effective Time, except as provided in this Section 2.8(d), all rights under any Company Option and any provision of the Company Stock Plan providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall ensure that, as of and after the Transaction Effective Time, except as provided in this Section 2.8(d), no Person shall have any rights under the Company Stock Plan.

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2.9           Surrender of Company Securities and Payment of Merger Consideration.

(a)          Prior to the Transaction Effective Time, the Purchaser shall appoint Continental Stock Transfer & Trust Company or another agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Stock (“Company Certificates”) and any delivery required by the Company Warrantholders hereunder. At or prior to the Transaction Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration to be paid to the Company Holders, in each case in accordance with each Company Holder’s Pro Rata Share, or deposited in the Escrow Account in accordance with Section 2.15, as appropriate. Promptly after the Transaction Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each holder of record of Company Certificates as of immediately prior to the Transaction Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent) for use in such exchange.

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(b)          Each Company Stockholder shall be entitled to receive, as soon as reasonably practicable, upon delivery to the Exchange Agent of (i) the Company Certificate(s) for its Company Stock, together with a properly completed and duly executed letter of transmittal and such other documents as may be reasonably requested by the Exchange Agent and (ii) a duly executed counterpart to the lock-up agreement with the Purchaser, effective as of the Transaction Effective Time, substantially in the form attached as Exhibit A hereto (the “Lock-Up Agreement”), its Pro Rata Share of the Merger Consideration, other than the Escrow Shares which shall be held in escrow in accordance with Section 2.15, in respect of the Company Stock represented by the Company Certificate(s). Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration. Each Company Stockholder shall also be entitled to receive a copy of the registration rights agreement with the Purchaser, effective as of the Transaction Effective Time, substantially in the form attached as Exhibit B hereto (the “Registration Rights Agreement”), duly executed by the Purchaser, upon its delivery to the Exchange Agent of a duly executed counterpart to the Registration Rights Agreement.

(c)          Each Company Warrantholder that has executed a Company Warrant Termination Agreement shall be entitled to receive, as soon as reasonably practicable, upon delivery to the Exchange Agent of a Lock-Up Agreement with respect to the shares of Purchaser Common Stock to be issued in exchange for its Company Warrants in accordance with the terms of the applicable Company Warrant Termination Agreement and Section 2.7 hereof, its Pro Rata Share of the Merger Consideration, other than the Escrow Shares which shall be held in escrow in accordance with Section 2.15, in respect of the Company Warrants subject to such Company Warrant Termination Agreement. Each Company Warrantholder shall also be entitled to receive a copy of the Registration Rights Agreement, duly executed by the Purchaser, upon its delivery to the Exchange Agent of a duly executed counterpart to the Registration Rights Agreement

(d)          If any portion of the Merger Consideration is to be delivered to a Person, or issued in a name, other than the Person in whose name the surrendered Company Certificate or the terminated Company Warrant is registered, it shall be a condition to such delivery that (i) the transfer of (A) such Company Stock shall have been permitted in accordance with the terms of the Company Charter as in effect immediately prior to the Transaction Effective Time and, to the extent applicable, the Company Investor Agreement, and (B) such Company Warrant shall have been permitted in accordance with the terms of such Company Warrant, including any reference to the Company Charter, (ii) such Company Certificate or Company Warrant, as applicable, shall be properly endorsed or shall otherwise be in proper form for transfer or assignment and, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is issued, shall have already executed and delivered a Lock-Up Agreement and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or Company Warrant or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

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(e)          Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate in form and substance reasonably acceptable to the Purchaser, which at the sole discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Transaction Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed. Any affidavit of lost Company Certificate properly delivered in accordance with this Section 2.9(e) shall be treated as a Company Certificate for all purposes of this Agreement.

(f)          After the Transaction Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Transaction Effective Time, Company Certificates are presented to the Surviving Company, the Purchaser or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(g)          All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(h)          Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.9(a) and any Escrowed Property disbursed to the Exchange Agent in accordance with the Escrow Agreement that remains unclaimed by Company Holders two (2) years after the Transaction Effective Time shall be returned to the Purchaser, upon demand, and any such Company Holder who has not exchanged shares of Company Stock or Company Warrants for the applicable portion of the Merger Consideration in accordance with Section 2.7 and this Section 2.9 prior to that time shall thereafter look only to the Purchaser for, and, subject to such Company Holder satisfying the requirements for payment of the Merger Consideration as set forth in this Agreement, the Purchaser agrees to be responsible for, payment of the portion of the Merger Consideration in respect of such shares of Company Stock and Company Warrants without any interest thereon (but with any dividends or distributions paid with respect thereto). Notwithstanding the foregoing, none of the Transaction Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i)          The Purchaser shall not issue Adjusted Options for Company Options until it shall have received from each holder thereof a termination and release agreement in the form of Exhibit C hereto acknowledging the termination and replacement of the Company Option (a “Termination and Release Agreement”), and a duly executed counterpart to the agreement for such Adjusted Option.

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2.10         Effect of Transaction on Merger Sub Stock. At the Transaction Effective Time, by virtue of the Transaction Merger and without any action on the part of any Party or the holders of any Company Stockholders or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Transaction Effective Time shall be converted into an equal number of shares of common stock of the Transaction Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Transaction Surviving Corporation.

2.11         Taking of Necessary Action; Further Action. If, at any time after the Transaction Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Transaction Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.12         Appraisal and Dissenter’s Rights.

(a)          Each certificate formerly representing Company Stock (“Dissenting Shares”) owned by the Company Stockholders who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 2.12(b), unless and until such Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares.

(b)          No person who has validly exercised their appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost their appraisal rights under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.13         Agreement of Fair Value. The Purchaser, Merger Sub and the Company respectively agree that they consider the consideration payable for the Company Common Stock to represent the fair value for the Company Common Stock.

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2.14         Section 368 Reorganization. For U.S. federal income tax purposes, the Transaction Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby (a) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transaction Merger is determined not to qualify as a reorganization under Section 368 of the Code.

2.15         Escrow. At or prior to the Closing, the Purchaser, the Company, the INXB Representative and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Transaction Effective Time, in form and substance reasonably satisfactory to the Parties (the “Escrow Agreement”), pursuant to which the Purchaser shall deposit six hundred eight-eight thousand, six hundred and three (688,603) shares of the Purchaser Common Stock (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) with the Escrow Agent to be held and disbursed by the Escrow Agent in a segregated escrow account (“Escrow Account”) in accordance with the terms of Article VII hereof and the Escrow Agreement. The Escrow Shares shall be allocated among the Company Holders pro rata based on their respective Pro Rata Share. The Escrow Shares to be deposited in the Escrow Account shall be issued in the name of the Company Holders who would otherwise have received those shares in the Transaction Merger. Those Company Holders shall also have the right to vote the Escrow Shares and to receive currently any ordinary income dividends with respect thereto. The Escrow Shares, along with any dividends, distributions or other income thereon (other than ordinary income dividends previously distributed), shall be applied to satisfy any indemnification claims against the Indemnifying Party pursuant to and in accordance with Article VII hereof. The Escrow Shares shall no longer be subject to any indemnification claim after the first (1st) anniversary of the Closing Date (the “Expiration Date”); provided, however, with respect to any indemnification claims made in accordance with Article VII hereof on or prior to the Expiration Date that remain unresolved at the time of the Expiration Date (“Pending Claims”), all or a portion of the Escrow Shares (and any dividends, distributions or other income thereon (other than ordinary income dividends previously distributed)) necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the Claim Notice provided by the INXB Representative under Article VII and the Purchaser Share Price as of the first day after the Expiration Date) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of Article VII. After the Expiration Date, any remaining Escrowed Property remaining in the Escrow Account that is not subject to Pending Claims, if any, shall be disbursed to the Exchange Agent for distribution to the Company Holders that have met the requirements for payment of the Merger Consideration in accordance with Section 2.9, with each such Company Holder receiving their Pro Rata Share of such Escrowed Property. Promptly after the final resolution of all Pending Claims, the Escrow Agent shall disburse any remaining Escrowed Property remaining in the Escrow Account to the Exchange Agent for distribution to the Company Holders that have met the requirements for payment of the Merger Consideration in accordance with Section 2.9 (or, to the extent required by Section 2.9(h), to the Purchaser for distribution to such Company Holders), with each Company Holder receiving its Pro Rata Share of such Escrowed Property. The Escrow Agent will, promptly after its receipt of any ordinary income dividend declared and paid on the Escrow Shares, disburse from the Escrow Account such ordinary income dividend to the Exchange Agent for distribution to the Company Holders, with each Company Holder receiving their Pro Rata Share of such ordinary income dividend. While the Escrow Shares are in the Escrow Account, the Company Holders shall have the right to vote with respect to the Escrow Shares, with each Company Holder having the right to vote its Pro Rata Share of such Escrow Shares. The Escrow Shares will appear as issued and outstanding on the Purchaser’s balance sheet and will be legally outstanding under the DGCL, except with respect to any Escrow Shares that are disbursed from the Escrow Account to a Purchaser Indemnified Party in satisfaction of an indemnification claim on behalf of a Purchaser Indemnified Party in accordance with the terms of this Agreement and the Escrow Agreement.

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Article III

Closing

3.1           Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Transactions (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP, 1345 Avenue of the Americas, New York, NY 10105, on the third (3rd) Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article IV

REPRESENTATIONS AND WARRANTIES OF The PURCHASER, The Parent and MERGER SUB

Except as set forth in the disclosure schedules delivered by the Parent to the Company on the date hereof (the “Parent Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or in the SEC Reports, each of the Parent, the Purchaser and Merger Sub represents and warrants, jointly and severally, to the Company as follows:

4.1           Due Organization and Good Standing. The Parent is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands, and each of the Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent, the Purchaser and Merger Sub has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Parent, the Purchaser and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Parent has heretofore made available to the Company accurate and complete copies of the Organizational Documents of each of the Parent, the Purchaser and Merger Sub, as currently in effect.

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4.2           Authorization; Binding Agreement. Each of the Parent, the Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other Ancillary Document to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by each of the Parent, the Purchaser and Merger Sub, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Parent, the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each other Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Parent, the Purchaser or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Parent, the Purchaser or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Parent, the Purchaser or Merger Sub party to this Agreement or such Ancillary Document, enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

4.3           Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Parent, the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each other Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) such filings as may be required in any jurisdiction where such Party is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (b) pursuant to Antitrust Laws, (c) such filings as contemplated by this Agreement, (d) any filings required with NASDAQ or the SEC with respect to the transactions contemplated by this Agreement, including the Redomestication Merger, the Tender Offers, the Registration Statement and issuance of the Purchaser Securities and (e) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder.

4.4           Non-Contravention. The execution and delivery by each of the Parent, the Purchaser and Merger Sub of this Agreement and each other Ancillary Document to which it is a party, the consummation by the Parent, the Purchaser and the Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Parent, the Purchaser and Merger Sub with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of such Party’s Organizational Documents, or (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law to which such Party is subject.

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4.5           Capitalization.

(a)          The Parent is authorized to issue an unlimited number of Parent Ordinary Shares and an unlimited number of preferred shares, no par value. As of the date hereof, (i) 7,187,500 Parent Ordinary Shares are issued and outstanding, and (ii) no preferred shares are issued and outstanding. Parent issued 5,750,000 Parent Units in its IPO. As of the date hereof, there are issued and outstanding a total of (i) 5,750,000 Parent Public Warrants issued as part of Parent Units in the IPO, (ii) 4,820,000 Parent Sponsor/EBC Warrants and (iii) the Parent UPO to purchase up to 500,000 Parent Ordinary Shares and 500,000 Parent Public Warrants. All outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of BVI Law, the Parent Charter or any Contract to which the Parent is a party. None of the outstanding Parent Securities has been issued in violation of any applicable securities Laws.

(b)          Prior to giving effect to the transactions contemplated by this Agreement: (i) (A) the Purchaser has an authorized capitalization of 1,000 shares of Purchaser Common Stock, of which 1,000 shares are issued and outstanding, and (B) all of the issued and outstanding shares of Purchaser Common Stock are owned by the Parent; and (ii) (A) Merger Sub has an authorized capitalization of 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and (B) all of the issued and outstanding shares of Merger Sub Common Stock are owned by the Purchaser. As of the date of this Agreement, each of the Purchaser and Merger Sub are newly-formed entities with no operations, no contractual obligations and no assets or Liabilities (other than immaterial Liabilities incurred in connection with their formation). Other than the Purchaser and Merger Sub, the Parent does not, directly or indirectly through its Subsidiaries, have any Subsidiaries or own any equity interests in any other Person.

(c)          Except as set forth in Sections 4.5(a) or 4.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character, (A) relating to the issued or unissued shares of the Parent, the Purchaser or Merger Sub, (B) obligating the Parent, the Purchaser or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Parent, the Purchaser or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. Other than the Share Tender Offer or as expressly set forth in this Agreement, there are no outstanding obligations of the Parent, the Purchaser or Merger Sub to repurchase, redeem or otherwise acquire any shares of the Parent, the Purchaser or Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Parent, the Purchaser or Merger Sub is a party with respect to the voting of any shares of such Party.

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(d)          All Indebtedness of the Parent, the Purchaser or Merger Sub is disclosed on Schedule 4.5(d). No Indebtedness of the Parent, the Purchaser or Merger Sub contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Parent, the Purchaser or Merger Sub or (iii) the ability of the Parent, the Purchaser or Merger Sub to grant any Lien on its properties or assets.

(e)          Since the date of formation of each of the Parent, the Purchaser and Merger Sub, and except as contemplated by this Agreement, no such Party has declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and such Party’s board of directors has not authorized any of the foregoing.

4.6           SEC Filings and Parent Financial Statements.

(a)          The Parent, since its formation, has filed all forms, reports, schedules, statements, registrations statements, prospectuses and other documents required to be filed or furnished by the Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Schedule 4.6 lists and, except to the extent available in full without redaction on the SEC’s web site through EDGAR, the Parent has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Parent’s Annual Reports on Form 20-F for each fiscal year of the Parent beginning with the first year the Parent was required to file such a form, (ii) the Parent’s Reports of Foreign Issuer on Form 6-K for each fiscal quarter that the Parent filed such reports to disclose its quarterly financial results in each of the fiscal years of the Parent referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (w) Rules 13a-14 or 15d-14 under the Exchange Act, and (x) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for the restatement by the Parent of certain of its SEC Reports for the reasons set forth in the Form 6-K filed by Parent on July 18, 2013 (the “Restatement”), the SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (z) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) or at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Parent Ordinary Shares and the Parent Public Warrants are listed on the NASDAQ, (B) the Parent has not received any written or, to the Knowledge of the Parent, oral deficiency notice from NASDAQ relating to the continued listing requirements of the Parent Ordinary Shares or the Parent Public Warrants, (C) there are no Actions pending or, to the Knowledge of the Parent, threatened against the Parent by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of the Parent Ordinary Shares or the Parent Public Warrants on the NASDAQ and (D) the Parent Ordinary Shares and the Parent Public Warrants are in compliance with all of the applicable listing and corporate governance rules of the NASDAQ.

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(b)          The financial statements and notes contained or incorporated by reference in the SEC Reports, as amended for the Restatement (the “Parent Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Parent at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)          Except as and to the extent reflected or reserved against in the Parent Financials, the Parent has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Parent Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Parent’s formation in the ordinary course of business.

4.7           Absence of Certain Changes. As of the date of this Agreement, the Parent has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination as described in the IPO Prospectus (including the investigation of Glori and the negotiation and execution of this Agreement) and related activities and (b) since January 1, 2013, not been subject to a Material Adverse Effect.

4.8           Compliance with Laws. Each of the Parent, the Purchaser and Merger Sub is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, and no such Party has received written notice alleging any material violation of applicable Law by such Party.

4.9           Actions; Orders; Permits. There is no pending or, to the Knowledge of the Parent, the Purchaser or Merger Sub, threatened Action to which such Party is subject which would reasonably be expected to have a Material Adverse Effect on the Parent, the Purchaser or Merger Sub, nor is there any reasonable basis for any such Action to be made. There is no Action that the Parent, the Purchaser or Merger Sub has pending against any other Person. None of the Parent, the Purchaser or Merger Sub is subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Each of the Parent, the Purchaser and Merger Sub holds all Consents necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Parent, the Purchaser or Merger Sub. Since January 1, 2011, none of the current or former officers, senior management or directors of any of the Parent, the Purchaser, or Merger Sub have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

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4.10         Taxes and Returns.

(a)          The Parent has or will have timely filed, or caused to be timely filed, all material Tax Returns by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Parent Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where the Parent files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Parent in respect of any Tax, and the Parent has not been notified in writing or, to the Knowledge of the Parent, orally of any proposed Tax claims or assessments against the Parent (other than, in each case, claims or assessments for which adequate reserves in the Parent Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Parent’s assets, other than Permitted Liens. The Parent has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Parent for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)          The Parent has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Parent is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(c)          Since the date of its formation, the Parent has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.11         Employees and Employee Benefit Plans. None of the Parent, the Purchaser or Merger Sub (a) has any paid employees or (b) maintains, or has Liability under, any Benefit Plans.

4.12         Intellectual Property. None of the Parent, the Purchaser or Merger Sub owns, licenses or otherwise has any right, title or interest in any material Intellectual Property.

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4.13         Real and Personal Property. None of the Parent, the Purchaser nor Merger Sub owns or leases any material real property or Personal Property.

4.14         Material Contracts.

(a)          Except as set forth on Schedule 4.14(a), other than this Agreement and the other Ancillary Documents, there are no Contracts to which the Parent, the Purchaser or Merger Sub is a party or by or to which any of their respective properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Parent, the Purchaser or Merger Sub on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of such Party as its business is currently conducted, any acquisition of material property by such Party, or restricts in any material respect the ability of such Party from engaging in business as currently conducted by it or from competing with any other Person (each, a “Parent Material Contract”). All Parent Material Contracts have been made available to the Company other than those that are available in full without redaction as exhibits to the SEC Reports.

(b)          With respect to each Parent Material Contract: (i) the Parent Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Parent Material Contract is legal, valid, binding and enforceable in all material respects against the Parent, the Purchaser or Merger Sub party thereto, as applicable, and, to the Knowledge of the Parent, the Purchaser and Merger Sub, the other parties thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) none of the Parent, the Purchaser or Merger Sub is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by the Parent, the Purchaser or Merger Sub, or permit termination or acceleration by the other party, under such Parent Material Contract; and (iv) to the Knowledge of the Parent, the Purchaser and Merger Sub, no other party to any Parent Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Parent, the Purchaser or Merger Sub, under any Parent Material Contract.

4.15         Transactions with Affiliates. Schedule 4.15 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between any of the Parent, the Purchaser or Merger Sub and any (a) present or former director, officer or employee or Affiliate of the Parent, the Purchaser or Merger Sub, or any family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Parent’s outstanding Parent Ordinary Shares as of the date hereof.

4.16         Investment Company Act. None of the Parent, the Purchaser nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

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4.17         Finders and Brokers. Except as set forth on Schedule 4.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company, the Parent, the Purchaser, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Parent, the Purchaser or Merger Sub.

4.18         Trust Account. As of the date of this Agreement, the Parent has investments in the Trust Account that will be worth at least $46,000,000 upon the maturity of such investments on March 6, 2014.

4.19         Ownership of Purchaser Securities. All Purchaser Securities issued and delivered in accordance with Article II to the Company Holders and the holders of Company Options as a result of the Transaction Merger shall be, upon issuance and delivery of such Purchaser Securities, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Lock-Up Agreement, the Registration Rights Agreement and any Liens incurred by such holder, and the issuance and sale of such Purchaser Securities pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.20         Ethical Business Practices. None of the Parent, the Purchaser or Merger Sub, nor any of their respective Representatives acting on their behalf has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (c) made any other unlawful payment. None of the Parent, the Purchaser or Merger Sub, nor any of their respective Representatives acting on their behalf has, since the formation of the Parent, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Parent, the Purchaser or Merger Sub or assist any of them in connection with any actual or proposed transaction.

4.21         Money Laundering Laws. The operations of each of the Parent, the Purchaser and Merger Sub are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Parent, the Purchaser or Merger Sub with respect to the any of the foregoing is pending or, to the Knowledge of the Parent, the Purchaser or Merger Sub, threatened.

4.22         OFAC. None of the Parent, the Purchaser or Merger Sub or any of their respective directors or officers, or, to the Knowledge of the Parent, the Purchaser or Merger Sub, any other Representative acting on behalf of the Parent, the Purchaser or Merger Sub is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and none of the Parent, the Purchaser or Merger Sub has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

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4.23         Insurance.

(a)          Schedule 4.23(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Parent, the Purchaser or Merger Sub relating to any of the Parent, the Purchaser or Merger Sub or their business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Parent, the Purchaser or Merger Sub are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Parent, the Purchaser and Merger Sub, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies.

(b)          There have been no insurance claims made by any of the Parent, the Purchaser or Merger Sub. The Parent, the Purchaser and Merger Sub have each reported to their insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Parent, the Purchaser or Merger Sub.

4.24         NASDAQ Fair Market Value Determination. As of the date of this Agreement, the Board of Directors of the Parent (including any required committee or subgroup of the Board of Directors of the Parent) has unanimously made the determination required by NASDAQ listing rule IM-5101-2(b) relating to the fair market value of the Target Companies.

4.25         PIPE Investment. Immediately prior to the execution of this Agreement, the Parent and the Purchaser entered into an agreement with the Sponsors and certain other Persons pursuant to which the Sponsors and such other Persons agreed to make a private equity investment in the Purchaser of a minimum of Eight Million, Five Hundred Thousand Dollars ($8,500,000) and a maximum of Twenty-Five Million Dollars ($25,000,000) in the aggregate in exchange for additional shares of Purchaser Common Stock valued at an amount no less than $8.00 per share, with such transaction to be consummated after the Redomestication Merger, but prior to or simultaneously with the Transaction Merger (the “PIPE Investment”).

4.26         Warrant Amendment. Immediately prior to the execution of this Agreement, the holders of a majority, in the aggregate, of the Parent Public Warrants and the Parent Sponsor/EBC Warrants signed a consent to amend the Parent Public Warrants and the Parent Sponsor/EBC Warrants, effective as of the Redomestication Effective Time, to, among other matters: (a) increase the exercise price of such warrants (and any Purchaser Warrants issued in exchange therefor) from $7.00 per share to $10.00 per share, (b) increase the redemption price of such warrants (and any Purchaser Warrants issued in exchange therefor) from $10.50 per share to $15.00 per share, (c) extend the exercise period of such warrants (and any Purchaser Warrants issued in exchange therefor) from three (3) years after the completion of the Transaction Merger to five (5) years after the completion of the Transaction Merger, (d) delete the provision in such warrants (and any Purchaser Warrants issued in exchange therefor) that provide for a decrease in the exercise price in connection with certain transactions and (e) allow such warrants (and any Purchaser Warrants issued in exchange therefor) to be converted, at the holder’s option, into shares of Purchaser Common Stock on a one (1) for ten (10) basis, during the thirty (30) day period commencing thirty-one (31) days after the consummation of the Transaction Merger (the “Warrant Amendment”).

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4.27         Parent UPO Termination. Immediately prior to the execution of this Agreement, EBC and the Parent entered into an agreement (the “Parent UPO Termination Agreement”) pursuant to which the parties agreed to terminate and cancel the Parent UPO in its entirety in exchange for one hundred thousand (100,000) shares of Purchaser Common Stock, such cancellation and issuance to be effective at the Redomestication Effective Time.

4.28         Warrant Conversion Agreement. Prior to the execution of this Agreement, the Parent, the Purchaser and each of the Sponsors and EBC entered into an agreement (the “Warrant Conversion Agreement”), pursuant to which each Sponsor and EBC agreed that if requested by the Purchaser during the thirty (30) day period commencing thirty-one (31) days after the consummation of the Transactions, they will convert all of their Sponsor/EBC Purchaser Warrants for shares of Purchaser Common Stock at a ratio of ten (10) warrants for one (1) share of Purchaser Common Stock.

4.29         Independent Investigation. Without limiting Section 7.5(e) hereof, the Parent, the Purchaser and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Parent, the Purchaser and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, they have relied solely upon their own investigation and the express representations and warranties of the Company set forth in Article V (including the related portions of the Company Disclosure Schedules and any Supplemental Disclosure Schedules provided by the Company); and (b) none of the Company or its Representatives has made any representation or warranty as to the Target Companies or this Agreement, except as expressly set forth in Article V (including the related portions of the Company Disclosure Schedules and Supplemental Disclosure Schedules provided by the Company).

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Parent on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Parent, the Purchaser and Merger Sub as follows:

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5.1           Due Organization and Good Standing. The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Schedule 5.1, each Target Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 5.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Parent accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

5.2           Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other Ancillary Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Board of Directors and the Company Stockholders to the extent required by the Company’s Organizational Documents and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each other Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

5.3           Capitalization.

(a)          The authorized capital of the Company consists of: (i) 100,000,000 shares of Company Common Stock, 3,295,771 shares of which are issued and outstanding; and (ii) 26,039,655 shares of Company Preferred Stock, (A) 521,852 of which have been designated Company Series A Preferred Stock, 475,541 of which are issued and outstanding, (ii) 2,901,052 of which have been designated Company Series B Preferred Stock, 2,901,052 of which are issued and outstanding, (iii) 13,780,033 of which have been designated Company Series C Preferred Stock, 7,296,607 of which are issued and outstanding, and (iv) 8,836,718 of which have been designated Company Series C-1 Preferred Stock, 4,308,645 of which are issued and outstanding. Schedule 5.3(a) sets forth the beneficial and record owners of all issued and outstanding shares of capital stock of the Company, all of which shares are owned free and clear of any Liens other than those imposed under the Company Charter or the Company Investor Agreements. All of the outstanding shares of Company Stock have been duly authorized, are fully paid and non-assessable and were validly issued in compliance with all applicable federal and state securities laws and not in violation of any preemptive rights or rights of first refusal or first offer. The Company holds no Company Stock in its treasury. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company’s Organizational Documents and as provided by the DGCL.

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(b)          The Company has reserved 7,485,452 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Stock Plan, which was duly adopted by the Company’s Board of Directors and approved by the Company Stockholders. Of the 7,485,452 shares of Company Common Stock reserved for issuance under the Company Stock Plan, (x) 6,734,322 of such shares are reserved for issuance upon exercise of currently outstanding Company Stock Options, (y) 751,130 of such shares are currently issued and outstanding that were issued upon exercise of options granted, or pursuant to restricted stock purchases effected, under the Company Stock Plan, and (z) no shares of Company Common Stock remain available for future stock options and other awards permitted under the Company Stock Plan. The Company has furnished to the Parent complete and accurate copies of the Company Stock Plan and forms of agreements used thereunder. Schedule 5.3(b) sets forth the beneficial and record owners of all outstanding Company Stock Options, including with respect to each Company Stock Option the grant date, the number of shares of Company Common Stock which can be acquired thereunder, the exercise price and the vesting schedule. Schedule 5.3(b) also sets forth the beneficial and record owners of all outstanding Company Warrants, including with respect to each Company Warrant the issuance date, the number and class or series of shares of Company Stock which can be acquired thereunder and the exercise price. Other than as set forth on Schedule 5.3(b), there are no options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity interests of the Company, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. Other than as set forth on Schedule 5.3(b), there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company Stock. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws. Other than as set forth on Schedule 5.3(b), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(c)          Each Company Stock Option intended to qualify as an “incentive stock option” under the Code so qualifies. Other than as set forth on Schedule 5.3(c), each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action, and: (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto; (ii) each such grant was made in accordance with the terms of the Company Stock Plan and all other applicable Laws; (iii) the per share exercise price of each Company Stock Option was equal to the fair market value of a share of Company Common Stock on the applicable grant date; and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(d)          Since January 1, 2009, the Company and has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interest of the Company, and the Board of Directors of the Company has not authorized any of the foregoing.

5.4           Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized capital stock or other equity interests (if applicable), (c) the number of issued and outstanding shares of capital stock or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, were offered, sold and delivered in compliance with all applicable Laws governing the issuance of securities, are fully paid and non-assessable, and are owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except for the equity interests of the Subsidiaries listed on Schedule 5.4, the Company does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person. Other than as set forth on Schedule 5.4, none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5           Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of the Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (i) such filings as expressly contemplated by this Agreement and (ii) pursuant to Antitrust Laws.

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5.6           Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company of this Agreement and each other Ancillary Document and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof or thereof will not, as the case may be, (a) violate, conflict with or result in a breach of, (b) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (c) result in the termination, withdrawal, suspension, cancellation or modification of, (d) accelerate the performance required by any Target under, (e) result in a right of termination or acceleration under, (f) give rise to any obligation to make payments or provide compensation under, (g) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (h) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (i) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of (i) any Target Company’s Organizational Documents, (ii) any Law, Order or Consent applicable to any Target Company or any of its properties or assets or (iii) any Company Material Contract, except for any deviations from any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on any Target Company.

5.7           Financial Statements.

(a)          As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Company and its Subsidiaries (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2012 and December 31, 2011, and the related consolidated audited statements of operations, consolidated statements of temporary equity and shareholders’ equity and consolidated statements of cash flows for the years then ended, and (ii) the unaudited financial statements, consisting of the consolidated balance sheet of the Company and its Subsidiaries as of November 30, 2013 (the “Interim Balance Sheet Date”) and the related consolidated statement of operations, consolidated statements of temporary equity and shareholders’ equity and consolidated statement of cash flows for the eleven (11) months then ended. True and correct copies of the Company Financials have been provided or made available to Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments, which are not reasonably expected to be material in amount), and (iii) fairly present in all material respects the financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of the operations and cash flows of the Company and its Subsidiaries for the periods indicated.

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(b)          Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with the Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries. Since January 1, 2010, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)          No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(d)          All Indebtedness of the Target Companies is disclosed on Schedule 5.7(d). Except as disclosed on Schedule 5.7(d), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(e)          Except as set forth on Schedule 5.7(e), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice, none of which are material.

(f)          All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Parent or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

5.8           Absence of Certain Changes. Except as set forth on Schedule 5.8, since January 1, 2013, each Target Company has (a) conducted its business only in the ordinary course of business, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.3(b) (without giving effect to Schedule 6.3) if such action were taken on or after the date hereof without the consent of the Parent or its Affiliates.

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5.9           Compliance with Laws. Except as set forth on Schedule 5.9, no Target Company is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2009, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

5.10         Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Purchaser true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit.

5.11         Litigation. Except as described on Schedule 5.11, there is no (a) material Action of any nature pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any material Action to be made, or (b) material Order pending now or rendered by a Governmental Authority since January 1, 2009, in either case (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. Since January 1, 2009, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

5.12         Material Contracts.

(a)          Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each, a “Company Material Contract”) that:

(i)          contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)         involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

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(iii)        involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000;

(v)         involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi)        relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)       by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of more than $100,000 per year or $250,000 in the aggregate;

(viii)      obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix)         is between any Target Company and any Top Customer or Top Supplier;

(x)          is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi)         obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii)        relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii)       provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv)      relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software Agreements; or

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(xv)       is otherwise material to any Target Company or outside of the ordinary course of business of the Target Companies and not described in clauses (i) through (xiv) above.

(b)          Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto (subject to Enforceability Exceptions) and, to the Knowledge of the Company, each other party thereto, and are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract against the Target Company party thereto or, to the Knowledge of the Company, any other party thereto; (iii) no Target Company is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company; and (vi) no Target Company has waived any rights under any such Material Contract.

5.13         Intellectual Property.

(a)          Schedule 5.13(a)(i) sets forth all U.S. and foreign Patents and Patent applications, Trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (i) the nature of the item, including the title, (ii) the owner of the item, (iii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (iv) the issuance, registration or application numbers and dates. Schedule 5.13(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $5,000 per year (collectively, “Off-the-Shelf Software Agreements”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. For each Patent in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 5.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

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(b)           Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents and Trademarks that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c)          Schedule 5.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)          No Action is pending or, to the Company’s Knowledge, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently licensed, used or held for use by the Target Companies in any material respect. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

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(e)          All employees and independent contractors of a Target Company have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has provided the Parent true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company.

(f)          To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data in the possession of a Target Company, nor has there been any other compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)          The consummation of any of the transactions contemplated by this Agreement will neither violate nor by their terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Transaction Surviving Corporation shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or IP Licenses described in the previous sentence to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

5.14         Taxes and Returns.

(a)          Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns and reports required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied with all applicable Laws relating to Tax.

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(b)          There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)          No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no written or, to the Knowledge of the Company, oral claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)          There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)          Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)          No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)          No Target Company has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)          No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i)          No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Law related to Tax, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Transaction Surviving Corporation or its Subsidiaries with respect to any period following the Closing Date.

(j)          No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any Taxes, nor is any such request outstanding.

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(k)          No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

5.15         Real Property. Schedule 5.15 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company (the “Leased Premises”), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Parent a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, except for such defaults that would not reasonably be expected to have a Material Adverse Effect on any Target Company. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16         Personal Property. Each item of Personal Property which is owned, used or leased by a Target Company with a book value or fair market value of greater than Thirty Thousand Dollars ($30,000) is set forth on Schedule 5.16, along with, to the extent applicable, a list of lease agreements and lease guarantees related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). All such items of Personal Property are in reasonable operating condition and repair (reasonable wear and tear excepted) and are suitable for their intended use in the business of the Target Companies. The Company has provided to the Parent a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, except for such defaults that would not reasonably be expected to have a Material Adverse Effect on any Target Company.

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5.17         Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (i) Permitted Liens, (ii) such imperfections of title and non-monetary Liens as are not, individually or in the aggregate, reasonably likely to be material to any of the Target Companies, (iii) the rights of landlords or lessors under leasehold interests, (iv) Liens specifically identified on the Interim Balance Sheet, and (v) Liens set forth on Schedule 5.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

5.18         Employee Matters.

(a)          No Target Company is a party to any collective bargaining agreement or other Contract or agreement with any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 5.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between the any Target Company and Persons employed by or providing services to a Target Company. No officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)          Except as set forth in Schedule 5.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied Contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c)          Schedule 5.18(c) hereto sets forth a complete and accurate list of all employees of the Target Companies showing for each as of that date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2012, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee for the calendar year ending December 31, 2013. Except as set forth on Schedule 5.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and there are no severance payments which are or could become payable by a Target Company to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any Law, custom, trade or practice. Except as set forth in Schedule 5.18(c), each such employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company or its Subsidiaries, a copy of which has been provided or made available to the Parent by the Company.

(d)          Schedule 5.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 5.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided or made available to the Parent by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days notice, without any obligation of any Target Company to pay severance or a termination fee.

5.19         Employee Benefit Plans; ERISA.

(a)          Set forth on Schedule 5.19(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

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(b)          Each Company Benefit Plan is and has been operated at all times in compliance in all material respects with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable U.S. Internal Revenue Service determination of qualification and/or exemption within the period permitted by applicable Law. Except as would not reasonably be expected to have a Material Adverse Effect on any Target Company, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)          With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided or made available to the Parent accurate and complete copies, if applicable, of: (i) all Company Benefit Plans and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500 and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the U.S. Internal Revenue Service; (vii) the most recent actuarial valuation; and (viii) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(d)          With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no material breach of fiduciary duty has occurred; (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iv) all contributions and premiums due through the Closing Date have been made as required under ERISA or have been fully accrued on the Company Financials. With respect to each Company Benefit Plan, no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration).

(e)          No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise has any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Target Company currently maintains or contributes to, or has any Liability (whether contingent or otherwise) with respect to, any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA. No Target Company currently maintains or has, during the past six (6) years, maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

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(f)          There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)          With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)          The consummation of the transactions contemplated by this Agreement and the other Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code; or (iv) constitute or involve a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), or constitute or involve a breach of fiduciary responsibility within the meaning of Section 502(l) of ERISA or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

(i)          Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j)          Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) has been administered in compliance, and is in documentary compliance, in all material respects with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code.

5.20         Environmental Matters. Except as set forth in Schedule 5.20:

(a)          Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

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(b)          No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)          No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)          No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e)          There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or any material Environmental Liabilities.

(f)          To the Company’s Knowledge, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) friable asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g)          The Company has provided to the Parent all environmentally related site assessments, audits, studies, reports and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

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5.21         Transactions with Related Persons. Except as set forth on Schedule 5.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a public company). Except as set forth on Schedule 5.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Schedule 5.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 5.21 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty.

5.22         Insurance.

(a)          Schedule 5.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Parent. All premiums due and payable under all such insurance policies have been timely paid and the Company and its Subsidiaries are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has any self-insurance or co-insurance programs.

(b)          Schedule 5.22(b) identifies each individual insurance claim in excess of $25,000 made by a Target Company since January 1, 2009. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on any Target Company. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

5.23         Top Customers and Suppliers. Schedule 5.23 lists, by dollar volume paid for each of (a) the twelve (12) months ended on the December 31, 2012 and (b) the period from January 1, 2013 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the five (5) largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any relationships of such Person with a Target Company, (ii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iii) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (iv) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the other Ancillary Documents will not affect the relationship of any Target Company with any Top Supplier or Top Customer. Other than as set forth on Schedule 5.23, each Target Company provides services and has never sold, licensed or distributed any product to any Person.

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5.24         Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

5.25         Accounts Receivable. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed and represent valid obligations to a Target Company. None of the Accounts Receivable are, to the Knowledge of the Company, subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefor on the Company Financials.

5.26         Oil and Gas Matters. Subject to, and except as provided in, Schedule 5.26:

(a)          For purposes of this Agreement, (i) “Oil and Gas Properties” means all interests in and rights with respect to oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions related thereto and (ii) “Company Oil and Gas Agreements” means the following types of Contracts to which any Target Company is a party, whether as an original party, by succession or assignment or otherwise, with respect to the Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Reports: oil and gas leases, joint ventures, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, agreements providing for a royalty interest, agreements providing for a net profits interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, agreements involving gas gathering, gas purchasing, or the marketing, transportation and/or processing of production, agreements containing obligations to drill additional wells or conduct other material development operations, and agreements providing for an area of mutual interest or restricting any Target Company’s ability to operate, obtain, explore for or develop interests in a particular geographic area. Complete copies of all material Company Oil and Gas Agreements related to Oil and Gas Properties of the Target Companies have been made available to the Parent.

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(b)          The Company has provided or made available to the Parent true and correct copies of all written reports requested or commissioned by a Target Company and received prior to the date of this Agreement estimating any Target Company’s proved oil and gas reserves prepared by an unaffiliated third Person concerning the Oil and Gas Properties of the Target Companies for any of the past two (2) fiscal years of the Target Companies (the “Reserve Reports”). The factual, non-interpretive data provided by the Target Companies to the third party preparer of any Reserve Report that were used to prepare such Reserve Report were accurate in all material respects at the time such data was provided to such preparer. Without limiting the generality of the preceding sentence, with respect to each lease, unit or well reflected in the Reserve Reports, the Target Companies were, to the Knowledge of the Company, (i) entitled to not less than the “net revenue interest” and (ii) obligated to bear a percentage of the costs and expenses relating to the maintenance, development, operation and production of any oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons in an amount not greater than the “working interest”, in each case as reflected in the applicable Reserve Reports.

(c)          All material items of operating equipment, pipelines and facilities owned or leased by any Target Company and used in the operation of the Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Reports are, in the aggregate, in a state of repair so as to be adequate to carry on the businesses of the Target Companies as presently conducted with regards to such Oil and Gas Properties.

(d)          Except for goods and other property sold, used or otherwise disposed of since the date of the most recent Reserve Report in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Company Financials, the Target Companies own or have valid leases in or contractual rights to use all material operating equipment, pipelines and facilities used in the operation of their respective Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Reports.

(e)          Except for property sold or otherwise disposed of since the date of the most recent Reserve Report in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Company Financials, the Target Companies have Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Reports, in each case relating to the interests referred to therein as of the date of such report, and in each case as attributable to interests owned by the Target Companies, free and clear of any Liens, except for (i) Permitted Liens, (ii) such imperfections of title and non-monetary Liens as are not, individually or in the aggregate, reasonably likely to be material to any of the Target Companies, (iii) the rights of landlords or lessors under leasehold interests, (iv) Liens specifically identified on the Interim Balance Sheet. For purposes hereof, the term “Defensible Title” means such title to Oil and Gas Properties that is with respect to each recorded ownership interest, evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to entitle the applicable Target Company to receive, throughout the productive life of the well associated with such Oil and Gas Property, not less than the “net revenue interest” set forth in the applicable Reserve Report in and to all hydrocarbons produced from or allocated to such well, and obligate such applicable Target Company to bear, throughout the productive life of such well, not greater than the “working interest” set forth in the applicable Reserve Report of such well, except increases in such “working interest” that result in at least a proportionate increase in the “net revenue interest” for such well.

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(f)          The Target Companies have paid all material royalties, overriding royalties and other burdens on production due and payable by the Target Companies with respect to their respective Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Reports (other than items that are being held in suspense).

(g)          There are no material assets constituting the Target Companies’ Oil and Gas Properties (i) that are currently required to be Decommissioned pursuant to applicable Laws or Contracts that have not been Decommissioned; (ii) that formerly produced but that are currently shut in or temporarily abandoned not in compliance with applicable Laws and Contracts in any material respect; or (iii) that have been Decommissioned but that have not been Decommissioned in compliance with applicable Laws and Contracts in any material respect. For purposes hereof, “Decommissioning” means (A) the abandonment, removal, decommissioning or plugging of any Oil and Gas Properties, (B) as applicable, clearing the seafloor of any or all obstructions and debris created by or related to any Oil and Gas Properties, including the operation thereof and (C) the investigation, clean-up and restoration activities related to clauses (A) or (B).

(h)          No Target Company has any outstanding bonds, letters of credit or other forms of financial assurance posted or provided by any Target Company with or to any Governmental Authority or other Person which are required to be posted or provided in compliance with applicable Laws or Contracts and related to the Oil and Gas Properties operated by the Target Companies.

(i)          To the Knowledge of the Company, none of the Oil and Gas Properties of the Target Companies forming the basis for the reserves reflected in the Reserve Reports are subject to any (i) preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement or (ii) tax partnership agreement or other provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(j)          No Target Company has received any material advance, take-or-pay or other similar payments that entitle purchasers of production from the Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Reports to receive deliveries of any oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons without paying therefor, except as set forth in the Company Financials.

(k)          No Target Company has made any election to not participate in any operation or activity proposed with respect to any material Oil and Gas Properties of the Target Companies which would be reasonably likely to result in such Target Company’s interests in such Oil and Gas Properties being subject to a material penalty or forfeiture as a result of such election not to participate in such operation or activity.

(l)          Schedule 5.26(l) sets forth, as of the date of this Agreement, a true and complete list of all authorities for expenditures or capital commitments relating to the Oil and Gas Properties of the Target Companies that expressly and specifically bind the Target Companies to spend, individually or in the aggregate, more than $100,000 on drilling or reworking wells or on other capital projects from and after the date of this Agreement.

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(m)          The Oil and Gas Properties of the Target Companies are (i) exempt from regulation by the U.S. Federal Energy Regulatory Commission under applicable Law and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

5.27         Ethical Business Practices. No Target Company, nor any of their respective Representatives acting on their behalf has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (c) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

5.28         Money Laundering Laws. The operations of each Target Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

5.29         OFAC. No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC; and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

5.30         Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.31         Finders and Investment Bankers. Except as set forth in Schedule 5.31, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

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5.32         Independent Investigation. Without limiting Section 7.5(e) hereof, the Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Parent, the Purchaser and Merger Sub, and acknowledge that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Parent, the Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Parent, the Purchaser and Merger Sub set forth in Article IV (including the related portions of the Parent Disclosure Schedules and any Supplemental Disclosure Schedules provided by the Parent); and (b) none of the Parent, the Purchaser, Merger Sub or any of their respective Representatives has made any representation or warranty as to the Parent, the Purchaser or Merger Sub or this Agreement, except as expressly set forth in Article IV (including the related portions of the Parent Disclosure Schedules and Supplemental Disclosure Schedules provided by the Parent).

5.33         Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any Report of Foreign Issuer on Form 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Offer Documents; or (c) in the mailings or other distributions to the Parent’s shareholders and prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Parent, the Purchaser, Merger Sub or any of their respective Affiliates.

5.34         Disclosure. No representations or warranties by the Company in this Agreement (including the disclosure schedules hereto) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules hereto and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

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Article VI

COVENANTS; OTHER AGREEMENTS

6.1           Access and Information.

(a)          The Company shall give, and shall direct its Representatives to give, the Parent and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the Parent and the Purchaser in advance), access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Parent or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Company’s Representatives to reasonably cooperate with the Parent and its Representatives in their investigation; provided, however, that the Parent and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company or any of its Subsidiaries.

(b)          The Parent shall give, and shall direct its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the Company in advance), access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Parent or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Parent, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Parent’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Parent or any of its Subsidiaries.

6.2           Confidentiality. All information obtained by the Parent and its Representatives, on the one hand, and the Company and its Representatives, on the other hand, pursuant to this Agreement or otherwise, shall be kept confidential in accordance with and subject to the Confidentiality Agreement, dated as of July 1, 2013, by and between the Parent and the Company (the “Confidentiality Agreement”). The Parties further acknowledge and agree that the existence and terms of this Agreement and the transactions contemplated hereby are strictly confidential and that the Parties and their respective Representatives shall not disclose to the public or to any third Person the terms of this Agreement and the transactions contemplated hereby other than with the express prior written consent of the other Parties, except (a) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, Control Persons or Affiliates, including any applicable public listing requirements, (b) as required to carry out a Party’s obligations hereunder or (c) as may be required to defend any action brought against such Person in connection with this Agreement.

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6.3           Conduct of Business of the Company.

(a)          Unless the Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement or as set forth on Schedule 6.3, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its Subsidiaries and their respective businesses, assets and employees, and (iii) take those commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, their existing relationships with all Top Customers and Top Suppliers, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)          Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents, except as explicitly contemplated by this Agreement;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests;

(iii)        split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or other security interests;

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(iv)        incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent the Target Companies from refinancing any previously existing Indebtedness for the same or lesser amounts on terms more favorable to the Target Companies, as determined in the reasonable judgment of the Company);

(v)         increase the wages, salaries or compensation of its employees in the aggregate by more than five percent (5%), or increase bonuses for employees in the aggregate in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2013 or 2014, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)        make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)       transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)      terminate, waive or assign any material right under any Company Material Contract or any tenant lease or enter into any Contract (A) involving amounts reasonably expected to exceed $100,000 per year, (B) that would be a Company Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of sixty (60) days or less;

(ix)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)          establish any Subsidiary outside of the ordinary course of business or enter into any new line of business;

(xi)         fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii)        revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to maintain compliant with GAAP and after consulting the Company’s outside auditors;

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(xiii)       waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv)      close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv)       acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi)      make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate;

(xvii)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)    voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than pursuant to operation of Law;

(xx)        enter into any agreement, understanding or arrangement with respect to the voting of Company Securities;

(xxi)       take any action that would reasonably be expected to materially delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)      enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

(xxiii)     authorize or agree to do any of the foregoing actions.

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6.4           Conduct of Business of the Parent, the Purchaser and Merger Sub.

(a)          Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.4, the Parent shall, and shall cause the Purchaser and Merger Sub to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Parent, the Purchaser and Merger Sub and their respective businesses, assets and employees, and (iii) take those commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)          Without limiting the generality of Section 6.4(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 6.4, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Parent shall not, and shall cause the Purchaser and Merger Sub to not:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)         except as contemplated herein, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests;

(iii)        split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or other security interests;

(iv)        incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent the Parent or the Purchaser from borrowing funds necessary to finance their Expenses incurred in connection with the consummation of the Transactions up to an aggregate of $1,000,000, up to $500,000 of which Indebtedness from the Sponsors the Parent may, in accordance with and as described in the IPO Prospectus, satisfy at or prior to the Transaction Merger Effective Time by converting such Indebtedness into warrants of Parent on terms substantially identical to the Parent Sponsor/EBC Warrants);

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(v)         make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)        amend, waive or otherwise change in any manner adverse to the Parent the agreements governing the Trust Account;

(vii)       terminate, waive or assign any material right under any material agreement to which it is a party;

(viii)      fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)         establish any Subsidiary outside of the ordinary course of business or enter into any new line of business;

(x)          fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi)         revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to maintain compliant with GAAP and after consulting the Parent’s outside auditors;

(xii)        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Parent, the Purchaser or Merger Sub) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Parent Financials;

(xiii)       acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)      make capital expenditures in excess of $100,000 individually for any project (or set of related projects) (or set of related projects) or $250,000 in the aggregate;

(xv)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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(xvi)      voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.4 during the Interim Period;

(xvii)     sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than pursuant to operation of Law;

(xviii)    enter into any agreement, understanding or arrangement with respect to the voting of Parent Securities;

(xix)       take any action that would reasonably be expected to materially delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)        authorize or agree to do any of the foregoing actions.

6.5         Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty-five (45) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser and the Parent an unaudited consolidated summary of its earnings and an unaudited consolidated balance sheet for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company and its Subsidiaries as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company shall promptly deliver to the Purchaser and the Parent copies of any audited consolidated financial statements of the Company and its Subsidiaries that the Company’s certified public accountants may issue.

6.6         Parent Public Filings. During the Interim Period, the Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Parent Ordinary Shares and the Parent Public Warrants on the NASDAQ.

6.7         No Solicitation.

(a)          For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of all or any material part of (I) the business or assets of the Company and its Subsidiaries, taken as a whole (other than in the ordinary course of business), or (II) the capital stock or other securities of the Company or its Subsidiaries (including any Company Securities), whether such transaction takes the form of a sale of equity, assets, merger, consolidation, or issuance of debt securities or making of a loan or otherwise or any joint venture or partnership (provided, that an Alternative Transaction shall exclude (x) a financing which occurs with parties already subject to a confidentiality agreement with the Company and pursuant to which discussions are in progress in connection with the Company’s equity capital raise for additional shares of Company Series C-1 Preferred Stock, (y) any financing entered into for the purpose of completing acquisitions permitted by Section 6.3 or (z) the refinancing of outstanding Indebtedness with new Indebtedness) and (B) with respect to the Parent and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination.

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(b)          During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the other Parties, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)          Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

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6.8         Notification; Commercially Reasonable Efforts.

(a)          Notification of Certain Matters. Each of the Parties shall give prompt notice to the other Parties if any of the following occurs after the date of this Agreement: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party (including any Governmental Authority) alleging (A) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (other than those Consents that are already disclosed as of the date of this Agreement on the disclosure schedules to this Agreement as being required in connection with the transactions contemplated by this Agreement) or (B) any non-compliance with any Law; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(b)          Commercially Reasonable Efforts.

(i)          Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all Requisite Regulatory Approvals), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

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(ii)         In furtherance and not in limitation of Section 6.8(b)(i), to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (A) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (B) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the SEC or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (C) permit the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, the SEC or any other Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by the FTC, the DOJ, the SEC or such other applicable Governmental Authority or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)          As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate in all respects with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting.

(d)          If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

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(e)          In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions contemplated by this Agreement, or any other Ancillary Document, the Parties shall, and shall cause their respective Representatives to, cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f)          Prior to the Transaction Effective Time, each Party shall use its commercially reasonable efforts to obtain any Consents of third Persons as may be necessary for the consummation of the transactions contemplated hereby by such Party or required as a result of the execution, performance or consummation of the transactions contemplated hereby by such Party, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(g)          Notwithstanding anything herein to the contrary, no Party shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect to such Party or its Affiliates, or (ii) such Party having to cease, sell or otherwise dispose of any material assets or businesses (including the requirement that any such assets or business be held separate).

6.9         Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.10       Parent Ordinary Share Tender Offer.

(a)          Tender Offer. Prior to the Closing Date, as soon as is reasonably practicable after receipt by the Parent from the Company of all financial and other information required in the Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”), the Parent shall commence (under the meaning of Rule 14d-2 under the Exchange Act) a tender offer to purchase up to 4,750,000 of the outstanding Parent Ordinary Shares sold in its IPO (the “Share Tender Offer”) for cash in accordance with the Parent Charter and the IPO Prospectus. In accordance with the Parent Charter and the IPO Prospectus, the proceeds held in the Trust Account will be used for the purchase of the Parent Ordinary Shares validly tendered in the Share Tender Offer. In connection therewith, the Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, the Schedule TO, which shall contain or shall incorporate by reference an offer to purchase and forms of the letter of transmittal and such other required documents (collectively, the “Offer Documents”) for the purpose of conducting the Share Tender Offer. The Company shall furnish to the Parent all information concerning the Target Companies, including a description of their respective businesses, management, operations and financial condition, required to be set forth in the Offer Documents. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their filing with the SEC. The Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Offer Documents and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable. The Parent shall promptly distribute the completed Offer Documents to the holders of its Parent Ordinary Shares and subject to the other provisions of this Agreement and applicable Laws and SEC regulations, purchase the Parent Ordinary Shares validly tendered to the Parent pursuant to the Share Tender Offer. The Parent may, without the consent of the Company, extend the Share Tender Offer for any period required by any rule, regulation or interpretation of the SEC or its staff applicable to the Share Tender Offer.

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(b)          Offer Documents. The Parent shall comply in all material respects with the applicable provisions of and rules under the Securities Act, the Exchange Act and the applicable provisions of the Laws of the British Virgin Islands in the preparation, filing and distribution of the Offer Documents, the conduct of the Share Tender Offer thereunder, and the purchase of the Parent Ordinary Shares thereunder, including the applicable tender offer rules promulgated by the SEC. Without limiting the foregoing, the Parent shall ensure that the Offer Documents do not, as of the date on which they are first distributed to the shareholders of the Parent, and as of the date of the closing of the Share Tender Offer, contain, with respect to the Parent, the Purchaser or Merger Sub and their respective businesses, management, operations and financial condition, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; provided, that in accordance with Section 6.10(c) below, the Company and not the Parent, the Purchaser or Merger Sub is responsible for the information regarding Target Companies and their respective businesses, management, operations and financial condition.

(c)          Company Cooperation. The Company acknowledges that a substantial portion of the filings with the SEC and mailings to the Parent’s shareholders with respect to the Share Tender Offer shall include disclosures regarding the Target Companies and their respective businesses, management, operations and financial condition. Accordingly, the Company agrees to (i) provide, as promptly as practicable, the Parent with such information as shall be reasonably requested by the Parent for inclusion in or attachment to the Offer Documents to be filed and/or mailed as of and following the commencement of the Share Tender Offer (including any audited financial statements of the Target Companies required by applicable tender offer rules promulgated by the SEC) and (ii) ensure that such information is accurate in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its Subsidiaries as is required under Regulation 14A promulgated under the Exchange Act regulating the solicitation of proxies even if such information is not required under the tender offer rules. The Company understands that such information shall be included in the Offer Documents and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall, and shall cause its Subsidiaries to, make its directors, officers and employees available to the Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

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6.11       Sponsor Tender Offer. Prior to the Closing Date, in accordance with the IPO Prospectus and the agreements between the Parent and the Sponsors described therein, the Parent and its Affiliates will cause the Sponsors to commence (under the meaning of Rule 14d-2 under the Exchange Act) a tender offer (the “Warrant Tender Offer” and together with the Share Tender Offer, the “Tender Offers”) to purchase all of the issued and outstanding Parent Public Warrants validly tendered and not withdrawn for a cash price of sixty cents ($0.60) per Parent Public Warrant. The Warrant Tender Offer shall be conducted pursuant to the applicable tender offer rules under the Exchange Act and promulgated by the SEC. The Sponsors may, without the consent of, but with prior notice to, the Company, extend the Warrant Tender Offer for any period required by any rule, regulation or interpretation of the SEC or its staff applicable to the Warrant Tender Offer. The Company shall cooperate with the efforts of the Parent to cause the Sponsors to conduct the Warrant Tender Offer, including (a) providing as promptly as practicable upon request by Parent or the Sponsors such information regarding the Target Companies, including a description of their respective management, businesses, operations and financial condition, as shall be reasonably requested by the Parent and the Sponsors for inclusion in the Warrant Tender Offer documents (including any attachments thereto) and (b) ensuring that such information is accurate in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall, and shall cause its Subsidiaries to, make its directors, officers and employees available to the Parent, the Sponsors and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

6.12       Registration Statement. As soon as practicable after the date hereof, Purchaser shall prepare and file with the SEC a registration statement on Form S-4 to register the issuance of the Purchaser Securities to be issued in the Redomestication Merger (the “Registration Statement”). Purchaser shall cooperate and provide the Company (and its counsel) and the Parent (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Purchaser with such information concerning the Target Companies that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Parent and the Purchaser will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing.

6.13       Public Announcements.

(a)          The Parties hereto agree that no public release, filing or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party or any of their Affiliates without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b)          As promptly as practicable after the execution of this Agreement, the Parties shall mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Immediately after the issuance of the Signing Press Release, the Parent shall prepare and file a pre-commencement Schedule TO-C or Schedule TO-I amendment and/ or Report on Form 6-K. As promptly as practicable after the completion of the Share Tender Offer, the Parent shall prepare a draft amendment to Schedule TO and/or Report on Form 6-K announcing the completion of the Share Tender Offer, if applicable, together with, or incorporating by reference such other information that may be required to be disclosed with respect to such results in any report or form to be filed with the SEC (“Closing Filing”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the completion of the Share Tender Offer, the Parties shall mutually agree on and issue a press release announcing the results of the Share Tender Offer and, if applicable, the consummation of the Transactions (“Closing Press Release”). Concurrently with the Closing, the Parent shall distribute the Closing Press Release and the Parent shall file the Closing Filing with the SEC as soon as reasonably practicable thereafter. In connection with the preparation of the Signing Press Release, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.14       Post-Closing Board of Directors and Executive Officers.

(a)          The Parties shall take all necessary action, including causing the directors of the Purchaser and the Transaction Surviving Corporation to resign, so that effective at the Closing the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of twelve (12) individuals. At the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board the ten (10) directors of the Company immediately prior to the Transaction Effective Time and the two (2) persons that are either designated by the Purchaser prior to the Transaction Effective Time or by the INXB Representative after the Transaction Effective Time (the “INXB Directors”). Pursuant to the Purchaser Charter as in effect at the Transaction Effective Time, the Post-Closing Purchaser Board shall be a classified board with two classes of directors, with one class of directors, the Class A Directors, initially serving a one (1) year term, such term effective from the Closing (but any subsequent Class A Directors serving two (2) year terms) and the other class of directors, the Class B Directors, serving a two (2) year term, such term effective from the Closing. The INXB Directors shall be included in Class B Directors. In accordance with the Purchaser Charter as in effect at the Transaction Time, no director on the Post-Closing Purchaser Board may be removed without cause. The Parties will work together to assure that a majority of the directors designated for the Post-Closing Purchaser Board qualify as an independent director under the SEC and NASDAQ rules. The Parties also agree to jointly work together during the Interim Period to identify a prestigious industry thought leader to serve as an independent director for the Purchaser from and after the Closing (initially as a Class B Director), and the Company agrees to appoint such individual to its board of directors prior to the Closing. The Parties hereto agree that the board of directors of the Transaction Surviving Corporation following the Closing will be identical to that of the Post-Closing Purchaser Board.

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(b)          The Parties shall take all action necessary, including causing the executive officers of the Purchaser and the Transaction Surviving Corporation to resign, so that the individuals serving as executive officers of the Purchaser and the Transaction Surviving Corporation immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Transaction Effective Time.

6.15       Use of Trust Account Proceeds after the Closing. The Parties agree that after the Closing, the funds in the Trust Account and any proceeds received by the Purchaser or its Affiliates from the PIPE Investment, after taking into account payments for the Share Tender Offer, shall first be used (a) to pay the Parties accrued Expenses for the Transactions and (b) to pay the deferred Expenses (including underwriting commissions payable to the underwriters and any legal fees) of the IPO. Such Expenses will be paid at the Closing. Any remaining cash will be used for general corporate purposes. The Parties’ accrued Expenses as of the date of this Agreement are set forth on Schedule 6.15, and the Parties agree to update Schedule 6.15 prior to the Closing for additional Expenses of the Parties that are accrued after the date of this Agreement.

6.16       Supplemental Disclosure Schedules. During the Interim Period, each of the Company and the Parent shall have the right, by providing one or more written supplemental disclosure schedules (“Supplemental Disclosure Schedules”) to the other, to update its disclosure schedules (and with respect to the Parent, the disclosures by the Purchaser and Merger Sub) to disclose updates: (a) to reflect changes in the ordinary course of business first existing or occurring after the date of this Agreement, which if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth on such schedules, and (b) which updates do not result from any breach of a covenant made by such disclosing Party or its Affiliates in this Agreement. Other than any updates permitted by the prior sentence, no Supplemental Disclosure Schedule shall affect any of the conditions to the Parties’ respective obligations under the Agreement (including for purposes of determining satisfaction or waiver of the conditions set forth in Article VIII), or any indemnification rights under Article VII or any other remedy available to the Parties arising from a representation or warranty that was or would be inaccurate, or a warranty that would be breached, without qualification by the update.

6.17       No Other Representations.

(a)          Each of the Parent, the Purchaser and Merger Sub agrees that, except for the representations and warranties expressly set forth in Article V or in any certificate delivered by or on behalf of the Company or its Representatives pursuant hereto, none of the Company or any of its Representatives has made or will be deemed to have made to the Parent or its Representatives any representation or warranty of any kind in connection with this Agreement or the transactions contemplated hereby.

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(b)          The Company acknowledges and agrees that, except for the representations and warranties of the Parent, the Purchaser and Merger Sub expressly set forth in Article IV or in any certificate delivered by or on behalf of such Party or its Representatives pursuant hereto, none of the Parent, the Purchaser, Merger Sub, nor any of their respective Representatives makes or has made to the Company or its Representatives any representation or warranty of any kind in connection with this Agreement or the transactions contemplated hereby.

6.18       Company Warrant Termination Agreement. The Company shall enter into an agreement with each Company Warrantholder in the form of Exhibit E hereto (a “Company Warrant Termination Agreement”) setting forth the amendment and termination of the Company Warrants.

6.19       Amendment of Company Charter. Following the execution of this Agreement, the Company shall cause the Company Charter to be amended to (a) cause the Transaction Merger to be considered a “Deemed Liquidation Event” or another defined event having comparable effect and (b) conform the provisions governing conversion of Company Preferred Stock contained therein to the methodology used in Schedule 2.7.

Article VII
SURVIVAL AND INDEMNIFICATION

7.1         Survival. The representations, warranties and pre-Closing covenants of the Company, the Parent, the Purchaser and Merger Sub which are contained in or made pursuant to this Agreement will survive the Closing until and including the Expiration Date; provided, however, that any representation, warranty or covenant the breach or violation of which is made the basis of a claim for indemnification made on or prior to the Expiration Date will survive, solely with respect to such claim for indemnification, until such time as such claim is finally resolved in accordance with this Agreement and the Escrow Agreement.

7.2         Indemnification by the Company. Subject to the terms and conditions of this Article VII, from and after the Closing the Company (including the Transaction Surviving Corporation and any other successors or assigns) (with respect to any claim made under this Section 7.2, the “Company Indemnifying Party”) shall indemnify and hold harmless the Purchaser and its Affiliates and their respective successors and permitted assigns (each, with respect to any claim made under this Section 7.2, a “Purchaser Indemnified Party”) from and against any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Purchaser Indemnified Party, to the extent resulting from, relating to, arising out of or attributable to any breach by the Company Indemnifying Party of any representations, warranties, covenants or agreements contained in this Agreement or in any Ancillary Document.

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7.3         Indemnification by the Purchaser. Subject to the terms and conditions of this Article VII and Section 10.1, from and after the Closing the Purchaser (including the Redomestication Surviving Corporation and any other successors or assigns) (with respect to any claim made under this Section 7.3, the “Purchaser Indemnifying Party” and, each Purchaser Indemnifying Party and Company Indemnifying Party, an “Indemnifying Party”) shall indemnify and hold harmless the Company and its Affiliates and their respective successors and permitted assigns (each, with respect to any claim made under this Section 7.3, a “Company Indemnified Party” and, each Purchaser Indemnified Party and Company Indemnified Party, an “Indemnified Party”) from and against any and all Losses paid, suffered or incurred by, or imposed upon, any Company Indemnified Party, to the extent resulting from, relating to, arising out of or attributable to any breach by the Parent, the Purchaser or Merger Sub of any representations or warranties relating to a period at or prior to the Closing or any covenants or agreements to be performed at or prior to the Closing contained in this Agreement or in any Ancillary Document.

7.4         Payment from Escrow Account. Notwithstanding anything to the contrary contained herein, any indemnification claims against an Indemnifying Party under this Article VII shall be exclusively brought against and paid solely from the Escrow Account, and the aggregate indemnification claims shall not exceed the Escrow Shares and other amounts in the Escrow Account. Any payments from the Escrow Account shall first be paid with the Escrow Shares and then with any remaining property in the Escrow Account. With respect to any indemnification payment that includes Escrow Shares, the value of each Escrow Share for purposes of determining the indemnification payment shall be the Purchaser Share Price on the date that the indemnification claim is finally determined in accordance with this Article VII. For successful indemnification claims by a Purchaser Indemnified Party under Section 7.2, promptly after the indemnification claim is finally determined in accordance with this Article VII, the Escrow Agent shall disburse a number of Escrow Shares equal to the amount of such indemnification claim (as determined in accordance with this Section 7.4) from the Escrow Account to the Purchaser, and the Purchaser shall cancel any Escrow Shares that any Purchaser Indemnified Party receives promptly after receipt thereof. For successful indemnification claims by a Company Indemnified Party under Section 7.3, promptly after the indemnification claim is finally determined in accordance with this Article VII, the Escrow Agent shall disburse a number of Escrow Shares equal to the amount of such indemnification claim (as determined in accordance with this Section 7.4) from the Escrow Account to the Exchange Agent for distribution to the Company Holders with each Company Holder receiving their Pro Rata Share of such Escrow Shares.

7.5         Limitations and General Indemnification Provisions.

(a)          Except as otherwise expressly provided in this Article VII, the Purchaser Indemnified Parties will not be entitled to receive any indemnification payments under Section 7.2 until the aggregate amount of Losses incurred by the Purchaser Indemnified Parties exceed $1,000,000 (the “Deductible”), and then the Purchaser Indemnified Parties shall only receive the amount of aggregate Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to indemnification claims (i) for breaches of any of the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.4 or 5.31 or (ii) that are based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

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(b)          Except as otherwise expressly provided in this Article VII, the Company Indemnified Parties will not be entitled to receive any indemnification payments under Section 7.3 until the aggregate amount of Losses incurred by the Company Indemnified Parties exceed the Deductible, and then the Company Indemnified Parties shall only receive the amount of aggregate Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to indemnification claims (i) for breaches of any of the representations and warranties contained in Sections 4.1, 4.2, 4.5, 4.17 or 4.18 or (ii) that are based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

(c)          The maximum aggregate amount of indemnification payments to which the Indemnified Parties will be entitled to receive under Sections 7.2 and 7.3 upon the triggering of any indemnification obligation hereunder shall not exceed the value of the Escrowed Property in the Escrow Account. For the avoidance of doubt, (i) any Losses suffered by the Indemnified Parties which are indemnifiable under this Agreement from and after the Closing shall be indemnified only from the Escrow Account, and any other Losses suffered by the Indemnified Parties which would be indemnifiable under this Agreement from and after the Closing but for the exhaustion of the Escrow Account shall not be indemnified and (ii) the limitations of this Section 7.5(c) shall apply to the absolute total of indemnification claims made by all Indemnified Parties.

(d)          For purposes of determining the amount of Losses under this Article VII (but not for determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(e)          No investigation or knowledge by an Indemnified Party or the INXB Representative or their respective Representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the representations, warranties, covenants and agreements of the Indemnifying Party or the recourse available to the Indemnified Parties under any provision of this Agreement, including this Article VII, with respect thereto.

(f)          The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment.

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7.6         Indemnification Procedures.

(a)          The INXB Representative shall have the sole right to act on behalf of the Purchaser Indemnified Parties and the Purchaser Indemnifying Parties with respect to any indemnification claims made pursuant to this Article VII, including bringing and settling any claims hereunder and receiving any notices on behalf of the Purchaser Indemnified Parties and the Purchaser Indemnifying Parties. The Company shall have the sole right to act on behalf of the Company Indemnified Parties and the Company Indemnifying Parties with respect to any indemnification claims made pursuant to this Article VII, including bringing and settling any claims hereunder and receiving any notices on behalf of the Company Indemnified Parties and the Company Indemnifying Parties.

(b)          In order to make a claim for indemnification hereunder, Glori on behalf of a Company Indemnified Party or the INXB Representative on behalf of a Purchaser Indemnified Party (as applicable, the “Notifying Person”) must provide written notice (a “Claim Notice”) of such claim to the Escrow Agent and, (A) in the case of Glori on behalf of a Company Indemnified Party, the INXB Representative on behalf of the Purchaser Indemnifying Party, and (B) in the case of the INXB Representative on behalf of a Purchaser Indemnified Party, Glori on behalf of the Company Indemnifying Party (such Person entitled to receive notice under clauses (A) or (B) as applicable, the “Notified Person”), which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Notifying Person may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Notified Person and the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Indemnified Party described in clause (i).

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(c)          In the case of any claim for indemnification under Section 7.2 or Section 7.3 arising from a claim of a third party (including the IRS or any other Governmental Authority) (a “Third Party Claim”), the Notifying Person must give a Claim Notice with respect to such Third Party Claim to the Notified Person promptly (but in no event later than twenty (20) days) after the Notifying Person’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Notifying Person will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Notifying Person unless (i) the Notified Person fails to acknowledge fully to the Notifying Person the obligations of the Indemnifying Party to the Indemnified Party within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) there is a conflict of interest between the Notified Person and the Notifying Person in the conduct of such defense. If the Notified Person elects on behalf of the Indemnifying Person, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Notifying Person of its intent to do so, and the Notifying Person and the Indemnified Party will, at the request and expense of the Indemnifying Party, cooperate in the defense of such Third Party Claim. If the Notified Person on behalf of the Indemnifying Party elects not to, or is not entitled under this Section 7.6 to, compromise or defend such Third Party Claim, fails to notify the Notifying Person of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Notifying Person on behalf of Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which has been or will be settled by the Indemnified Party or the Notifying Person without the prior written consent of the Notified Person on behalf of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable judgment, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Notified Person’s right on behalf of the Indemnifying Party to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim, except with the prior written consent of the Notifying Person on behalf of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Notified Person’s right on behalf of the Indemnifying Party to compromise or settle in accordance with the immediately preceding sentence, the Notified Person on behalf of the Indemnifying Party may not settle or compromise any Third Party Claim over the objection of the Notifying Person on behalf of the Indemnified Party; provided, however, that consent by the Notifying Person on behalf of the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Notifying Person on behalf of the Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Notified Person’s right on behalf of the Indemnifying Party to direct the defense.

(d)          With respect to any direct indemnification claim that is not a Third Party Claim, the Notified Person on behalf of the Indemnifying Party will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Notified Person on behalf of the Indemnifying Party does not respond within such thirty (30) days, the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice and will have no further right to contest the validity of such Claim Notice. If the Notified Person on behalf of the Indemnifying Party responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Notifying Person on behalf of the Indemnified Party will be free to pursue such remedies as may be available under this Agreement, any other Ancillary Documents or applicable Law.

7.7         Exclusive Remedy; Non-Recourse.

(a)          From and after the Closing, except with respect to claims based upon fraud in the negotiation or execution of this Agreement or claims seeking injunctions or specific strict performance (including pursuant to Section 11.9), indemnification pursuant to this Article VII shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

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(b)          This Agreement may only be enforced against the Parties hereto (and their successors and assigns). All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with this Agreement), may be made only against the Persons that are expressly identified as Parties (and their successors and assigns), and no officer, director, partner, manager, equity holder, employee, consultant, representative, agent or Affiliate of any Party (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any Liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including a representation or warranty made in connection with this Agreement).

Article VIII
CLOSING CONDITIONS

8.1         Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) of the following conditions:

(a)          Tender Offers. Each of the Tender Offers shall have been completed in accordance with Section 6.10 and Section 6.11.

(b)          Registration Statement. The SEC shall have declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(c)          Redomestication Merger. The Redomestication Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.

(d)          Antitrust Laws. The waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(e)          Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”), shall have been obtained or made.

(f)          Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 8.1(f) shall have each been obtained or made.

(g)          No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

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(h)          No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

8.2         Additional Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Transaction Merger are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)          Representations and Warranties. All of the representations and warranties of the Parent, the Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by any such Party pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that do not materially and adversely affect the Parent’s, the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

(b)          Agreements and Covenants. Each of the Parent, the Purchaser and Merger Sub shall have performed in all material respects all of such Party’s obligations and complied in all material respects with all of such Party’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Parent, the Purchaser or Merger Sub since the date of this Agreement.

(d)          Officer Certificate. Each of the Parent, the Purchaser and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of such Party in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c).

(e)          Secretary Certificate. Each of the Parent, the Purchaser and Merger Sub shall have delivered to the Company a certificate from its secretary certifying as to (A) copies of such Party’s certificate of incorporation and bylaws (or similar applicable Organizational Documents) as in effect as of the Closing Date, (B) the resolutions of such Party’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions and each of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any other Ancillary Document to which such Party is or is required to be a party or by which such Party is or is required to be bound.

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(f)          Good Standing. Each of the Parent, the Purchaser and Merger Sub shall have delivered to the Company good standing certificates (or similar documents applicable for such jurisdictions) for each such Party certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of such Party’s jurisdiction of organization and from each other jurisdiction in which such Party is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(g)         PIPE Investment. The Purchaser shall have completed the PIPE Investment for at least Eight Million, Five Hundred Thousand dollars ($8,500,000) at or prior to the Closing.

(h)         Trust Account and PIPE Proceeds. After payment by the Parent to its stockholders in consideration for Parent Ordinary Shares validly tendered and not validly withdrawn pursuant to the Share Tender Offer, and prior to the payment by the Parent of its Expenses or Taxes, the amount in the Trust Account, together with the proceeds from the PIPE Investment, shall be no less than Twenty-Five Million Dollars ($25,000,000); provided, that Parent’s outstanding Expenses to be paid pursuant to this Section 8.2(h) shall not exceed Three Million Dollars ($3,000,000) (excluding (i) any Expenses that have been paid or otherwise satisfied by the Parent or its Affiliates at or prior to the Transaction Merger Effective Time and (ii) any commissions paid or payable to brokers, investment bankers or other financial advisors pursuant to advisory agreements entered into by the Parent or its Affiliates and disclosed to the Company).

(i)          Warrant Amendment. The Warrant Amendment shall be in effect as of the Transaction Effective Time.

(j)          Escrow. The Company shall have received a copy of the Escrow Agreement, duly executed by the Purchaser, the INXB Representative and the Escrow Agent.

(k)         NASDAQ Listing. The Parent Ordinary Shares and Parent Public Warrants shall be listed on the NASDAQ on the Closing Date (prior to the Redomestication Effective Time); provided, that the Parties acknowledge that such listing requirement shall not be applicable after giving effect to the Redomestication Merger or the Transaction Merger.

(l)          Lock-Up Agreement and Registration Rights Agreement. The Company shall have received copies of the Lock-Up Agreement, duly executed by the Purchaser and the INXB Representative, and the Registration Rights Agreement, duly executed by the Purchaser.

(m)        Legal Opinion. The Company shall have received opinions from the Parent’s counsels, Ellenoff Grossman & Schole LLP and Ogier, in form and substance reasonably satisfactory to the Company, addressed to the Company and dated as of the Closing Date.

8.3         Additional Conditions to Obligations of the Parent, the Purchaser and Merger Sub. In addition to the conditions specified in Section 8.1, the obligations of the Parent, the Purchaser and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Parent) of the following conditions:

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(a)          Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by the Company pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company.

(b)          Agreements and Covenants. The Company shall have performed in all material respects all of the Company’s obligations and complied in all material respects with all of the Company’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or its Subsidiaries since the date of this Agreement.

(d)          Officer Certificate. The Company shall have delivered to the Purchaser a certificate, dated the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c).

(e)          Secretary Certificate. The Company shall have delivered to the Purchaser a certificate from its secretary certifying as to (i) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (ii) the resolutions of the Company’s board of directors and stockholders authorizing the execution, delivery and performance of this Agreement and each of the other Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Merger Transaction and each of the transactions contemplated hereby and thereby, and (iii) the incumbency of officers authorized to execute this Agreement or any other Ancillary Document to which the Company is or is required to be a party or by which the Company is or is required to be bound.

(f)          Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions; provided, that no such good standing certificate shall be required in respect of any Target Company organized under the laws of Argentina or the Russian Federation.

(g)         Employment Agreements. The Purchaser or its Subsidiaries shall have received duly executed employment agreements, in each case, effective as of immediately following the Transaction Effective Time, substantially in the form set forth in Exhibit D hereto (the “Employment Agreements”), with each of the executive officers and key employees of the Target Companies set forth on Schedule 8.3(g) hereto.

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(h)         Lock-Up Agreements and Registration Rights Agreements. The Purchaser and/or the Exchange Agent shall have received copies of Lock-Up Agreements and Registration Rights Agreements duly executed by each of the Company Holders, except for any Dissenting Stockholders.

(i)          Escrow. The Purchaser shall have received a counterpart signature page to the Escrow Agreement, duly executed by the Company and the Escrow Agent.

(j)          Legal Opinion. The Purchaser shall have received an opinion from the Company’s counsel, Norton Rose Fulbright, in form and substance reasonably satisfactory to the Purchaser, addressed to the Purchaser and dated as of the Closing Date.

(k)         FIRPTA Certificate. The Purchaser shall have received a certificate from the Company that meets the requirements of Treasury Regulation Section 1.897-2(h)(1), dated within thirty (30) calendar days prior to the Closing Date and in form and substance reasonably satisfactory to the Purchaser along with written authorization for the Purchaser to deliver such notice form to the IRS on behalf of the Company upon the Closing.

(l)          Company Indebtedness and Cash. Prior to giving effect to the transactions contemplated by this Agreement, the total consolidated Indebtedness of the Target Companies shall not exceed Six Million Dollars ($6,000,000) (increased by any Indebtedness incurred by the Company during the Interim Period to acquire material assets or businesses of another Person that is permitted (including with the Parent’s consent) under Section 6.3) and the consolidated cash on hand of the Target Companies (net of the aggregate balance of all outstanding checks or other debit instruments written against such accounts) shall be at least Fifteen Million Dollars ($15,000,000) (less any amounts of cash used by the Company during the Interim Period as the purchase price to acquire material assets or businesses of another Person that is permitted (including with the Parent’s consent) under Section 6.3).

(m)        Company Warrant Termination Agreements. The Purchaser shall have received copies of Company Warrant Termination Agreements duly executed by the Company and each of the Company Warrantholders.

(n)         Company Charter Amendment. The Company shall have effected the amendment of the Company Charter contemplated in Section 6.19.

8.4         Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

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Article IX
TERMINATION AND EXPENSES

9.1         Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time as follows:

(a)          by mutual written consent of the Purchaser and the Company;

(b)          by written notice by any Party if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by April 25, 2014 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the intentional failure by such Party to fulfill a condition set forth in Sections 8.1 or 8.2, in the case of the Parent, the Purchaser or Merger Sub, or Sections 8.1 or 8.3, in the case of the Company, was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)          by written notice by any Party if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions or the other transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)          by written notice by the Company, if (i) there has been a breach by the Parent, the Purchaser or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Party shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Company or (B) the Outside Date; or

(e)          by written notice by the Purchaser or Parent, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Purchaser or its Affiliates or (B) the Outside Date.

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9.2         Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.2, 9.3, 9.4, Article VII, Article X, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any action or omission that constitutes fraud, in either case, prior to termination of this Agreement (subject to Article X). Without limiting the foregoing, and except as provided in Article VII, Sections 9.3 and 9.4 and this Section 9.2, but subject to Article X, the Parties’ sole right with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3         Fees and Expenses. Subject to Sections 9.4, 10.1 and 11.11, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Parent and the Purchaser, Expenses shall include (a) any and all deferred legal expenses of the IPO upon consummation of a business combination and (b) up to an aggregate of $400,000 in finder’s fees, consulting fees or other compensation payable to Parent’s officers or directors or other Persons, in any case, as determined by the Parent’s board of directors (in its sole discretion) in connection with the consummation of the Transactions, in any case, subject to the consummation of the Transactions.

9.4         Termination Fee.

(a)          Notwithstanding Section 9.3 above, in the event that (i) there is a termination of this Agreement by the Purchaser or Parent pursuant to Section 9.1(e) and (ii) within one hundred and twenty (120) days after the date of the termination of this Agreement, the Company or its Affiliates enter into an Alternative Transaction, the Company shall pay a termination fee equal to seventy-five percent (75%) of the Expenses documented and actually incurred by the Parent, the Purchaser and their respective Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, including the Registration Statement and the Tender Offers, up to a maximum amount of $300,000 (the “Company Termination Fee”).

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(b)          Notwithstanding Section 9.3 above, in the event that (i) there is a termination of this Agreement by the Company pursuant to Section 9.1(d) and (ii) within one hundred and twenty (120) days after the date of the termination of this Agreement, the Parent, Purchaser or their respective Affiliates enter into an Alternative Transaction, the Parent and the Purchaser shall jointly and severally pay a termination fee equal to seventy-five percent (75%) of the Expenses documented and actually incurred by the Company and its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, including the Registration Statement and the Tender Offers, up to a maximum amount of $300,000 (the “Purchaser Termination Fee” and each of the Purchaser Termination Fee and the Company Termination Fee, a “Termination Fee”).

(c)          The applicable Termination Fee shall be paid, within ten (10) Business Days after the Party required to pay such Termination Fee receives the documented Expenses, by wire transfer of immediately available funds to an account designated in writing by the Party entitled to receive such Termination Fee. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where a Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the recipient(s) of the Termination Fee would otherwise be entitled to assert against the liable Party or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or stockholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to such Parties. Except for nonpayment of the Termination Fee, the Parties hereby agree that, upon termination of this Agreement in circumstances where the Termination Fee is payable, in no event shall the other Parties (i) seek to obtain any recovery or judgment against the Party liable for the Termination Fee or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or stockholders or (ii) be entitled to seek or obtain any other damages of any kind, including consequential, indirect or punitive damages; provided, that the foregoing shall not limit (x) any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any action or omission that constitutes fraud, in either case, prior to termination of this Agreement (subject to Article X) or (y) the rights of any Party to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

9.5         Waiver. Any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the INXB Representative.

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Article X
TRUST FUND WAIVER

10.1       Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company acknowledges that it has read the IPO Prospectus and understands that the Parent has established the Trust Account containing the proceeds of the IPO and certain additional proceeds (including interest accrued from time to time thereon) initially in an amount of $46,000,000 for the benefit of the Parent’s public stockholders (including overallotment shares acquired by the underwriters of the IPO) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, the Parent may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Parent Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”), (b) to the Public Stockholders if the Parent fails to either (i) execute a definitive agreement for a Business Combination within eighteen (18) months after the closing of the IPO or (ii) consummate a Business Combination within twenty (21) months after the closing of the IPO, and (c) to the Parent or the Parent’s successor after or concurrently with the consummation of its Business Combination. Subject to the last sentence of this Section 10.1, for and in consideration of the Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Subsidiaries, that no Target Company does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the Parent (or its Affiliates) and any Target Company, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Subject to the last sentence of this Section 10.1, the Company on behalf of itself and its Subsidiaries hereby irrevocably waives any Released Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with Parent or its Affiliates and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Parent and its Affiliates to induce them to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent any Target Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent or its Affiliates, which proceeding seeks, in whole or in part, monetary relief against the Parent or its Affiliates, the Company hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit any Target Company (or any party claiming on a Target Company’s behalf or in lieu of a Target Company) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that a Target Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent or its Affiliates which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, the Parent and its Affiliates shall be entitled to recover from the Target Companies the associated legal fees and costs in connection with any such action, in the event the Parent or its Affiliate prevails in such action or proceeding. Notwithstanding the foregoing, the Purchaser shall have all rights of the Parent to any distributions made to the Parent upon consummation of the Transactions after giving effect to (A) distributions made by the trustee to Public Stockholders that tender their Ordinary Shares in the Share Tender Offer and (B) the payment of expenses incurred by or on behalf of the Parent.

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Article XI
MISCELLANEOUS

11.1       Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to the Company, to:

Glori Energy, Inc.
4315 South Drive
Houston, TX 77053
Attn: Stuart M. Page
Facsimile: (713) 237-8585
Email: spage@glorienergy.com

with a copy to (but which shall not constitute notice):

Norton Rose Fulbright
1301 McKinney, Suite 5100
Houston, TX 77010-3095
Attn: Charles Powell
Facsimile: (713) 651-5246
Email: Charles.powell@nortonrosefulbright.com

(b)	if to the Purchaser, the Parent or Merger Sub to:

c/o Infinity-C.S.V.C. Management Ltd.
3 Azrieli Center (Triangle Tower)
42nd Floor, Tel Aviv, Israel, 67023
Attn: Mark Chess
Facsimile: 972-3-6075456
Email: MarkC@infinity-equity.com

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with a copy to (but which shall not constitute notice):

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention:  Stuart Neuhauser
Facsimile: (212) 370-7889
Email: sneuhauser@egsllp.com

(c)	if to the INXB Representative to:

c/o Infinity-C.S.V.C. Management Ltd.
3 Azrieli Center (Triangle Tower)
42nd Floor, Tel Aviv, Israel, 67023
Attn: Mark Chess
Facsimile: 972-3-6075456
Email: MarkC@infinity-equity.com

with a copy to (but which shall not constitute notice):

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention:  Stuart Neuhauser
Facsimile: (212) 370-7889
Email: sneuhauser@egsllp.com

11.2       Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3       Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York. Each Party hereto hereby (A) submits to the exclusive jurisdiction of any state or federal court located in New York, New York, for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each Party agrees that a final judgment in any such Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or himself, or its or his property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.3 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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11.4       Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each Party hereto (i) certifies that no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.4.

11.5       Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.6       Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) reference to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”. The term “Dollars” or “$” means United States dollars. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Parent or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company by IntraLinks, Inc. or its Affiliates for the benefit of the Parent and its Representatives, and the Parent and its Representatives have been given access to the electronic folders containing such information.

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11.7       Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein or the Confidentiality Agreement, which collectively supersede all prior agreements and the understandings among the Parties with respect to such subject matter. This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

11.8       Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions to be consummated as originally contemplated to the fullest extent possible.

11.9       Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

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11.10     Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.11      INXB Representative.

(a)          Each of the Parent, the Purchaser and Merger Sub (and their successors and assigns), by execution and delivery of this Agreement, hereby appoints, effective as of the Transaction Effective Time, Infinity-C.S.V.C. Management Ltd., in its capacity as the INXB Representative, as each such Party’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Party, to act on behalf of such Party in connection with: (i) bringing, managing, controlling, defending and settling any indemnification claims on behalf of a Purchaser Indemnified Party or Purchaser Indemnifying Party under Article VII hereof, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 7.6 thereof, (ii) acting on behalf of the Purchaser Indemnified Parties and the Purchaser Indemnifying Parties under the Escrow Agreement, including giving and receiving all notices and communications on behalf of the Purchaser Indemnified Parties and the Purchaser Indemnifying Parties thereunder, and (iii) enforcing after the Closing the rights and obligations of such Parties and their respective successors and assigns under this Agreement and the other Ancillary Documents to which the INXB Representative is a party; provided, that the Parties acknowledge that the INXB Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities other than the Company Stockholders and their successors and assigns. All decisions and actions by the INXB Representative, including any agreement between the INXB Representative and the Company Indemnifying Party or Company Indemnified Party relating to the defense or settlement of any claims for which the Company Indemnifying Party may be required to indemnify a Purchaser Indemnified Party pursuant to Article VII hereof or for which the Purchaser Indemnifying Party may be required to indemnify a Company Indemnified Party pursuant to Article VII hereof, shall be binding upon all of the Parties, and no Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.11 are irrevocable and coupled with an interest.

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(b)          The INXB Representative shall not be liable for any act done or omitted under this Agreement as the INXB Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Parties shall jointly and severally indemnify the INXB Representative and hold the INXB Representative harmless against any damages, Liability, Loss or expense incurred without gross negligence, bad faith or willful misconduct on the part of the INXB Representative and arising out of or in connection with the acceptance or administration of the INXB Representative’s duties under this Agreement, including the reasonable fees and expenses of any legal counsel retained by the INXB Representative. In no event shall the INXB Representative in such capacity be liable hereunder or in connection herewith for any punitive or consequential damages. The INXB Representative shall be fully protected against the Parties in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof. No Person shall have any Liability for relying on the INXB Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the INXB Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Parties, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the INXB Representative may deem necessary or desirable from time to time. All of the indemnities, immunities, releases and powers granted to the INXB Representative under this Section 11.11(b) shall survive the Closing.

(c)          The Person serving as the INXB Representative may resign upon ten (10) days’ prior written notice to the Parties, provided, that the INXB Representative appoints a replacement INXB Representative. Each successor INXB Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original INXB Representative, and the term “INXB Representative” as used herein shall be deemed to include any such successor INXB Representatives.

11.12     Disclosure Schedules. For the purposes of the Company Disclosure Schedules and the Parent Disclosure Schedules, any information, item or other disclosure set forth in any party of such disclosure schedules (or, to the extent applicable, any Supplemental Disclosure Schedule) shall be deemed to have been set forth in all other applicable parts of such disclosure schedules (or, to the extent applicable, Supplemental Disclosure Schedules) to the extent that the applicability of such disclosure to such other parts is reasonably apparent on the face of such disclosure. Inclusion of information in any disclosure schedule or Supplemental Disclosure Schedule shall not be construed as an admission party that such information is material to the business, properties, financial condition or results of operations of, as applicable, the Company or the Parent, the Purchaser or Merger Sub. Matters reflected in any disclosure schedule or Supplemental Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected in such disclosure schedule or Supplemental Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Article XII
definitions

12.1       Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on April 29, 2013, as amended.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Holder” means a Company Stockholder or Company Warrantholder.

“Company Investor Agreement” means each of the Fourth Amended and Restated Investors’ Rights Agreement, the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement and the Fourth Amended and Restated Voting Agreement by and among the Company and the Company Stockholders party thereto, each dated as of April 30, 2013, as amended.

“Company Options” means mean options (including commitments to grant options) to purchase shares of Company Common Stock issued pursuant to the Company Stock Plan or any other Benefit Plan.

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“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series C-1 Preferred Stock.

“Company Securities” means, collectively, the Company Stock, the Company Options and the Company Warrants.

“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series C Preferred Stock” means the Series C Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series C-1 Preferred Stock” means the Series C-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock”

“Company Stockholder” means a holder of Company Stock.

“Company Stock Plan” means the Glori Energy Inc. 2006 Stock Option and Grant Plan (including, after the Closing, as assumed by the Purchaser and amended in accordance with Section 2.8(d)).

“Company Warrantholder” means a holder of any Company Warrants.

“Company Warrants” means those warrants entitling the holders thereof to purchase Company Common Stock or Company Preferred Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

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“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Convertible Basis” means, (a) with respect to shares of Company Preferred Stock, the number of shares of Company Common Stock that such shares of Company Preferred Stock (including any accrued and undeclared but unpaid dividends on such Company Preferred Stock) are convertible or exchangeable into pursuant to the terms of the Company Charter, as amended from time to time, including by the amendment contemplated by this Agreement, and (b) with respect to Company Warrants to acquire Company Preferred Stock, the number of shares of Company Common Stock that the Company Preferred Stock acquirable under such Warrants are convertible or exchangeable into in accordance with the applicable Company Warrant Termination Agreement.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“EBC” means Early Bird Capital, Inc., the lead underwriter in Parent’s IPO.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), as each has been or may be amended.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

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“Internet Assets” means any all domain name registrations, web sites and web pages and related rights, items and documentation related thereto.

“IPO” means the initial public offering of Parent Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Parent, dated and filed with the SEC on July 19, 2012 (File No. 333-173575).

“Knowledge” means, with respect to any Party, the actual knowledge of its directors and executive officers, after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; provided, however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to Parent, the consummation and effects of the Tender Offers described in Sections 6.10 and 6.11 hereof; provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

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“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“Organizational Documents” means, with respect to the Parent, the Parent Charter, and with respect to any other Party, its Certificate of Incorporation and Bylaws or similar organizational documents, in each case, as amended.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Parent Charter” means the memorandum and articles of association of Parent, as amended effective July 20, 2012.

“Parent Ordinary Shares” means the ordinary shares, no par value per share, of Parent.

“Parent Public Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Parent Ordinary Share at a price of $7.00 per share.

“Parent Securities” means the Parent Ordinary Shares, the Parent Public Warrants, the Parent Sponsor/EBC Warrants and the Parent UPO, collectively.

“Parent Sponsor/EBC Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Parent Ordinary Share at a purchase price of $7.00 per share.

“Parent Unit” means the units issued in the IPO consisting of one Parent Ordinary Share and one Parent Public Warrant.

“Parent UPO” means the unit purchase options granted to EBC to purchase up to 500,000 units at a price of $8.80 per unit, with each such unit consisting of one (1) Parent Ordinary Share and one (1) warrant entitling the holder thereof to purchase one (1) Parent Ordinary Share, with an exercise price of $7.00 per share. The Parent UPO will expire on July 19, 2017.

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“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Purchaser Common Stock” means the common stock, par value $0.01 per share, of Purchaser; provided, that at the Redomestication Merger Effective Time, the par value per share of the Redomestication Surviving Corporation shall be $0.0001 per share.

“Purchaser Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a price of $10.00 per share (after giving effect to the Warrant Amendment). Each Purchaser Public Warrant will be exercisable at the Closing and will expire five (5) years after the completion of the Transaction Merger, or earlier upon redemption or liquidation.

“Purchaser Securities” means the Purchaser Common Stock, the Purchaser Public Warrants and the Purchaser Sponsor/EBC Warrants, collectively.

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“Purchaser Share Price” shall mean the average closing trade price per share of Purchaser Common Stock as listed by NASDAQ (or any successor exchange or quotation system on which the Purchaser Common Stock is listed or quoted) for the twenty (20) day trading period ending on the trading day immediately prior to the date of determination.

“Purchaser Sponsor/EBC Warrant” means one whole warrant entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a purchase price of $10.00 per share (after giving effect to the Warrant Amendment).

“Purchaser Warrant” means any Purchaser Public Warrant or Purchaser Sponsor/EBC Warrant.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“Sponsors” means, collectively, (i) Infinity I-China Fund (Cayman), L.P., (ii) Infinity I-China Fund (Israel), L.P., (iii) Infinity I-China Fund (Israel 2), L.P. and (iv) Infinity I-China Fund (Israel 3), L.P., and, with respect to actions or events occurring from and after the date of this Agreement, HH Energy Group, LP.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

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“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Parent with the proceeds from the IPO in accordance with the IPO Prospectus.

12.2         Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

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Term	Section
Accounts Receivable	5.25
Acquisition Proposal	6.7(a)
Adjusted Option	2.8(d)
Agreement	Preamble
Alternative Transaction	6.7(a)
Antitrust Laws	6.8(b)(ii)
Business Combination	10.1
BVI Law	1.1
Claim Notice	7.6(b)
Closing	3.1
Closing Date	3.1
Closing Filing	6.13(b)
Closing Press Release	6.13(b)
Company	Preamble
Company Benefit Plan	5.19(a)
Company Certificates	2.9(a)
Company Disclosure Schedules	Article V
Company Financials	5.7(a)
Company Indemnified Party	7.3
Company Indemnifying Party	7.2
Company IP	5.13(d)
Company IP Licenses	5.13(a)
Company Material Contract	5.12(a)
Company Oil and Gas Agreements	5.26(a)
Company Permits	5.10
Company Personal Property Leases	5.16
Company Real Property Leases	5.15
Company Registered IP	5.13(a)
Company Termination Fee	9.4(a)
Company Warrant Termination Agreement	6.18
Confidentiality Agreement	6.2
Decommissioning	5.26(g)
Deductible	7.5(a)
Defensible Title	5.26(e)
DGCL	Recitals
Dissenting Stockholders	2.12(a)
Dissenting Shares	2.12(a)
DOJ	6.8(b)(ii)
Employment Agreements	8.3(g)
Enforceability Exceptions	4.2
Environmental Permit	5.20(a)
Escrow Account	2.15
Escrow Agent	2.15
Escrow Agreement	2.15
Escrow Shares	2.15
Escrowed Property	2.7
Exchange Agent	2.9(a)
Exchange Ratio	2.8(d)
Expenses	9.3
Expiration Date	2.15
FTC	6.8(b)(ii)
Indemnified Party	7.3
Indemnifying Party	7.3
Interim Balance Sheet Date	5.7(a)
Interim Period	6.3
INXB Directors	6.14(a)
INXB Representative	Preamble
Leased Premises	5.15
Lock-Up Agreement	2.9(b)
Loss	7.2
Merger Consideration	2.7
Merger Sub	Preamble
Notified Person	7.6(b)
Notifying Person	7.6(b)
OFAC	4.22
Off-the-Shelf Software Agreements	5.13(a)
Offer Documents	6.10(a)
Oil and Gas Properties	5.26(a)
Outbound IP License	5.13(c)
Outside Date	9.1(b)
Parent	Preamble
Parent Disclosure Schedules	Article IV
Parent Financials	4.6(b)
Parent Material Contract	4.14(a)
Parent UPO Termination Agreement	4.27
Party(ies)	Preamble
Pending Claims	2.15
Pending Reserved Portion	2.8(d)
PIPE Investment	4.25
Post-Closing Purchaser Board	6.14(a)
Pro Rata Share	2.7
Public Certifications	4.6(a)
Public Stockholders	10.1
Purchaser	Preamble
Purchaser Indemnified Party	7.2

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Term	Section
Purchaser Indemnifying Party	7.3
Purchaser Termination Fee	9.4(b)
Redomestication Certificate of Merger	1.2
Redomestication Effective Time	1.2
Redomestication Merger	Recitals
Redomestication Plan of Merger	1.2
Redomestication Surviving Corporation	1.1
Registration Rights Agreement	2.9(b)
Registration Statement	6.12
Related Person	5.21
Released Claims	10.1
Requisite Regulatory Approvals	8.1(e)
Reserve Report	5.26(b)
Reserved Portion	2.8(d)
Restatement	4.6(a)
Schedule TO	6.10(a)
SEC Reports	4.6(a)
Section 409A Plan	5.19(j)
Share Tender Offer	6.10(a)
Signing Press Release	6.13(b)
Supplemental Disclosure Schedules	6.16
Tender Offers	6.11
Termination and Release Agreement	2.9(i)
Termination Fee	9.4(b)
Third Party Claim	7.6(c)
Top Customer	5.23
Top Supplier	5.23
Transaction Certificate of Merger	2.2
Transaction Effective Time	2.2
Transaction Merger	Recitals
Transaction Surviving Corporation	2.1
Transactions	Recitals
Warrant Amendment	4.26
Warrant Conversion Agreement	4.28
Warrant Tender Offer	6.11

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

The Parent:

INFINITY CROSS BORDER ACQUISITION CORPORATION,
a British Virgin Islands company

By:	/s/ Mark Chess
Name: Mark Chess
Title: Executive Vice President

The Purchaser:

GLORI ACQUISITION CORP.,
a Delaware corporation

By:	/s/ Mark Chess
Name: Mark Chess
Title: President

Merger Sub:

GLORI MERGER SUBSIDIARY, INC.,
a Delaware corporation

By:	/s/ Mark Chess
Name: Mark Chess
Title: President

The INXB Representative:

INFINITY-C.S.V.C. MANAGEMENT LTD.,
in its capacity hereunder as the INXB Representative

By:	/s/ Avishai Silvershatz
Name: Avishai Silvershatz
Title: Managing Partner

[SIGNATURE PAGE TO MERGER AND SHARE EXCHANGE AGREEMENT]

The Company:

GLORI ENERGY INC.,
a Delaware corporation

By:	/s/ Stuart Page
Name: Stuart Page
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO MERGER AND SHARE EXCHANGE AGREEMENT]